Exhibit 10.13

STANDARD INDUSTRIAL LEASE

(NET)

LANDLORD:	DOUGLAS PARK ASSOCIATES III, LLC

TENANT:	ROCKET LAB USA, INC.

PROJECT:	DOUGLAS PARK - PACIFIC POINTE

CITY, STATE:	LONG BEACH, CALIFORNIA

DATE:	OCTOBER 4, 2019

TABLE OF CONTENTS

1.	BASIC LEASE TERMS.	1
2.	PREMISES.	3
3.	LEASE TERM.	4
4.	POSSESSION.	4
5.	RENT.	5
6.	PREPAID RENT.	7
7.	SECURITY DEPOSIT.	7
8.	USE OF PREMISES AND PROJECT FACILITIES.	7
9.	SURRENDER OF PREMISES; HOLDING OVER.	11
10.	SIGNAGE.	12
11.	TAXES.	12
12.	UTILITIES.	14
13.	MAINTENANCE.	14
14.	ALTERATIONS.	20
15.	RELEASE AND INDEMNITY.	21
16.	INSURANCE.	22
17.	DESTRUCTION.	25
18.	CONDEMNATION.	26
19.	ASSIGNMENT OR SUBLEASE.	27
20.	DEFAULT.	30
21.	LANDLORD’S REMEDIES.	30
22.	DEFAULT BY LANDLORD.	32
23.	ENTRY OF PREMISES AND PERFORMANCE BY TENANT.	32
24.	SUBORDINATION.	33
25.	NOTICE.	34
26.	WAIVER.	34
27.	LIMITATION OF LIABILITY.	34
28.	FORCE MAJEURE.	35
29.	PROFESSIONAL FEES.	35
30.	EXAMINATION OF LEASE.	36
31.	ESTOPPEL CERTIFICATE.	36
32.	RULES AND REGULATIONS.	36
33.	LIENS.	36
34.	MISCELLANEOUS PROVISIONS.	37
35.	TENANT’S ROOFTOP RIGHTS	39
36.	LEASE EXECUTION.	39

(1)

EXHIBITS

EXHIBIT A:	DEPICTION OF PREMISES
EXHIBIT B:	DESCRIPTION/DEPICTION OF PREMISES LAND
EXHIBIT C:	TENANT WORK LETTER
EXHIBIT D:	NOTICE OF LEASE TERM DATES
EXHIBIT E:	TENANT ESTOPPEL CERTIFICATE
EXHIBIT F:	RULES AND REGULATIONS
EXHIBIT G:	SIGNAGE PROGRAM
EXHIBIT H:	HAZARDOUS MATERIALS ADDENDUM
EXHIBIT I:	HAZARDOUS MATERIALS QUESTIONNAIRE
EXHIBIT J:	REFERENCE PROVISION
EXHIBIT K:	ZONING CONFIRMATION LETTER
EXHIBIT L:	DEPICTION OF TENANT CONTROL AREA
EXHIBIT M:	DEPICTION OF REMAINING OFFICE SPACE
EXHIBIT N:	REMAINING TENANT’S WORK

RIDERS

RIDER 1:	OPTION TO EXTEND

(2)

STANDARD INDUSTRIAL LEASE

(NET)

1. BASIC LEASE TERMS.

(a)	DATE OF LEASE EXECUTION: October 4, 2019

(b)	TENANT: ROCKET LAB USA, INC., a Delaware corporation

Trade Name: ROCKET LAB SPACE SYSTEMS

Address (Premises): 3881 McGowen Street, Long Beach, CA 90808

Address for Notices:

Before Commencement Date: 14520 Delta Lane, Unit A Huntington Beach, CA 92647 Attn: CFO

After Commencement Date: 3881 McGowen Street, Bldg. 15 Long Beach, CA 90808 Attn: CFO

w/ copy to: Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 Attn: Craig Schmitz, Esq.

(c)	LANDLORD: DOUGLAS PARK ASSOCIATES III, LLC, a Delaware limited liability company

Address for Rent:	c/o SARESREGIS Group 18802 Bardeen Avenue Irvine, CA 92612 Attn: Property Manager, Commercial Property Services Division

Address for Notices:	c/o SARESREGIS Group 18802 Bardeen Avenue Irvine, CA 92612 Attn: Property Manager, Commercial Property Services Division

with a copy to:

c/o J.P. Morgan Asset Management 2029 Century Park East, Suite 4150 Los Angeles, CA 90067 Attn: Asset Manager

(d) TENANT’S PERMITTED USE OF PREMISES: General manufacturing, warehousing and distribution, research and development (including light manufacturing and assembly), and ancillary general office use, subject to the provisions set forth in this Lease and as permitted by law. Without limiting the foregoing, Landlord acknowledges that the Premises may be used for the proposed uses set forth in that certain Zoning Confirmation Letter dated July 30, 2019 and issued by the City of Long Beach Department of Development Services, which letter is attached hereto as Exhibit K.

(e) PREMISES; BUILDING; PROJECT: Approximately 94,290 square feet of space (the “Premises”) comprising the entire building commonly known as Building 15 and located at 3881 McGowen Street, Long Beach, CA 90808, as more specifically described in Exhibit A attached hereto (the “Building”). The Building is part of the project commonly known as Douglas Park - Pacific Pointe (the “Project”).

TENANT’S SHARE OF THE BUILDING: 100%, which is the ratio that the square footage of the Premises bears to the square footage of the Building.

BUILDING’S SHARE OF THE PROJECT: 30.1214%, which is the ratio that the square footage of the Premises Land (as defined below) bears to the square footage of the Project (i.e., currently consisting of approximately 724,664 square feet of land).

(f) PREMISES LAND: Approximately 218,279 square feet of land on which the Building is located more particularly described on Exhibit B attached hereto.

(g) TERM; COMMENCEMENT DATE; EXPIRATION DATE:

Term: Approximately eighty-seven (87) months, subject to extension as set forth in Rider 1 attached hereto.

Commencement Date: The later of (i) April 1, 2020, or (ii) the Turnover Date (as hereinafter defined). Notwithstanding the foregoing, Tenant and Tenant’s contractors shall have access to the Premises following the mutual execution and delivery of this Lease by Landlord and Tenant in order to perform the Tenant Improvement Work (as hereinafter defined) in the Premises pursuant to the terms and conditions contained in Subparagraph 4(c) below.

Expiration Date: June 30, 2027.

(h) BASIC RENT:

Months	Basic Rent Per Month
03/15/20 - 03/31/21*	$100,890.30	**
04/01/21 - 03/31/22	$103,917.01
04/01/22 - 03/31/23	$107,034.52

04/01/23 - 03/31/24	$110,245.56
04/01/24 - 03/31/25	$113,552.92
04/01/25 - 03/31/26	$116,959.51
04/01/26 - 03/31/27	$120,468.29
04/01/27 - 06/30/27	$124,082.34

*Dates to be adjusted based on actual Commencement Date.

**Tenant’s obligation to pay Basic Rent shall be conditionally abated for the second (2nd) through the fourth (4th) full calendar months of the Term, inclusive, (the “Basic Rent Abatement Period”), as set forth in Subparagraph 5(d) below.

(i) PREPAID RENT (Basic Rent and estimated additional rent for first month of Term): One Hundred Twenty-Four Thousand Four Hundred Sixty-One and 30/100 Dollars ($124,461.30).

(j) SECURITY DEPOSIT: One Hundred Twenty-Four Thousand Eighty-Two and 34/100 Dollars ($124,082.34).

(k) BROKER(S): CBRE, Inc., representing Landlord; Cushman & Wakefield, representing Tenant.

(l) ALLOWANCE: If elected by Tenant pursuant to Section 5(a) of Exhibit C to this Lease, One Million Four Hundred Fourteen Thousand Three Hundred Fifty Dollars ($1,414,350.00).

(m) TENANT IMPROVEMENTS: All tenant improvements to be installed by Tenant within the Premises pursuant to the terms of the Tenant Work Letter attached hereto as Exhibit C.

(n) RIDERS: Rider 1 is attached hereto and made a part hereof.

(o) EXHIBITS: Exhibits lettered A through N, inclusive, are attached hereto and made a part hereof.

This Paragraph 1 represents a summary of the basic terms of this Lease. In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

2. PREMISES.

(a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises referenced in Paragraph 1 and outlined on the Depiction of Premises attached hereto as Exhibit A and incorporated herein by this reference. The Premises consists of that certain Building located at the address designated in Subparagraph 1(b) and the parcel or parcels of real property described on the Description/Depiction of Premises Land attached hereto as Exhibit B and incorporated herein by this reference which is for the exclusive use of Tenant.

(b) The parties agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.

3. LEASE TERM.

The Term of this Lease shall be for the period designated in Subparagraph 1(g) commencing on the Commencement Date, and ending on the Expiration Date, unless the term hereby demised shall be sooner terminated as herein provided (the “Term”). Notwithstanding the foregoing, if the Commencement Date falls on any day other than the first day of a calendar month then the Term of this Lease shall be measured from the first day of the month following the month in which the Commencement Date occurs. Landlord and Tenant shall execute Exhibit D to confirm the Commencement Date and the Expiration Date and other matters.

4. POSSESSION.

(a) Delivery of Possession. The date Landlord delivers possession of the Premises to Tenant (A) in the Delivery Condition in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit C, (B) vacant, broom clean, free of all tenants, occupants, property and debris, in compliance with all applicable laws and (C) free of all Hazardous Materials in violation of environmental laws, shall be hereinafter referred to as the “Turnover Date”. Notwithstanding the foregoing, Landlord shall not be obligated to deliver possession of any portion of the Premises to Tenant (including, without limitation, pursuant to Subparagraph 4(c) below) until Landlord has received from Tenant all of the following: (i) the Security Deposit and the Prepaid Rent; (ii) certificates of the insurance coverages as required under Paragraph 16 of this Lease; and (iii) an executed original of the Hazardous Materials Questionnaire in the form attached hereto as Exhibit I.

(b) Condition of Premises. Except for the Allowance (as defined in the Tenant Work Letter attached hereto as Exhibit C) and except as expressly provided to the contrary in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or any portions thereof, the Building or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business or any other business, and Tenant accepts the Premises in its “AS-IS”, “WHERE-IS”, with all faults condition on the date of delivery of possession. Except for the Allowance and except as expressly provided to the contrary in this Lease, by taking possession of the Premises, Tenant shall conclusively establish that the Premises and the Building were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, completed and without any obligation on Landlord’s part to make any additional alterations, upgrades or improvements thereto, latent defects in the Base Building Work of which Landlord is notified of in writing at least five (5) business days prior to the expiration of the Warranty Period (as hereinafter defined) excepted, in which case Tenant’s sole remedy for Landlord’s breach of this latent defect warranty shall be the right to cause Landlord to repair the latent defect; provided, however, Landlord shall have no liability hereunder for a breach of this warranty (i) if said breach is caused by the acts or omissions of Tenant and/or the Tenant Parties or (ii) unless Tenant notifies Landlord by written notice delivered at least five (5) business days prior to the expiration of Warranty Period. Notwithstanding the forgoing, Landlord warrants to Tenant that the windows and seals, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and all plumbing and electrical systems serving the Building to the extent such items are a part of the Base Building Work (collectively, the “Building Systems”) and the roof and structural components of the Building shall be in good operating condition and in compliance with current building codes and applicable Laws as of the Commencement Date of the Lease. Provided that Tenant shall notify Landlord that the Building Systems or the Base Building Work are not in good operating condition within twelve (12) months following the Turnover Date (the “Warranty Period”), then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Maintenance Expenses or other such operating expense pass-throughs; provided, however, Landlord shall have no liability hereunder for a breach of this warranty (i) if said breach is caused by the wrongful acts or omissions or misuse of Tenant and/or the Tenant Parties or (ii) unless Tenant requests by written notice delivered to Landlord at least five (5) business days prior to the expiration of such Warranty Period. Further, Maintenance Expenses or other such operating expense pass-throughs shall not include any cost incurred by Landlord in connection with bringing the Building’s exterior or other portions of the Base Building Work into compliance with the requirements of the ADA and other applicable law and codes that are in effect as of the TCO Date (as defined below), including penalties or damages incurred due to such noncompliance, unless such compliance is triggered by (a) Tenant’s particular use of the Premises (as opposed to general warehouse and office uses), (b) as a result of the Tenant Improvements in the Premises as provided in Exhibit C, or (c) as a result of any alterations to the Premises made by or on behalf of Tenant. Subject to Landlord’s warranties concerning the ADA contained herein, Tenant shall, at its sole cost and expense, be responsible for causing the Premises, the Tenant Improvement Work and any other alterations performed by Tenant to comply with applicable laws and, if applicable, the ADA requirements pursuant to Subparagraph 8(b).

(c) Early Entry. Notwithstanding the fact that the Term has not commenced, Landlord agrees to permit Tenant to enter the Premises upon the mutual execution and delivery of this Lease in order to commence the performance of the Tenant Improvements pursuant to the Tenant Work Letter and the installation of equipment and personal property and only so long as said use is permitted by applicable laws. Such entry shall be subject to all of the conditions set forth in this Subparagraph 4(c) below. Such early entry is conditioned upon Tenant and its contractors, employees, agents and invitees working in harmony and not interfering with Landlord and its contractors and Landlord may immediately terminate such early entry in the event of any such interference. Tenant agrees that any such early entry is subject to all of the terms and conditions of this Lease, except for those relating to the payment of rent and other recurring monetary obligations which have a specific commencement time, which provisions will become applicable in accordance with the terms of this Lease.

Without limiting the generality of the foregoing, such early occupancy shall be conditioned upon Tenant first delivering to Landlord the items described in Subparagraph 4(a) of this Lease and Tenant shall be specifically bound by the terms of Paragraphs 8 (Use of Premises and Project Facilities), 15 (Release and Indemnity) and 16 (Insurance) of this Lease during such early entry period. Tenant acknowledges that the Premises may not have electricity during such early access period.

5. RENT.

(a) Basic Rent. Tenant agrees to pay Landlord Basic Rent for the Premises at the Basic Rent rate designated in Subparagraph 1(h) in twelve (12) equal monthly installments, each in advance of the first day of each and every calendar month during the Term, except that the Prepaid Rent set forth in Subparagraph 1(i) shall be paid upon the execution of this Lease and applied to the first full calendar month occurring during the Term. If the Term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the rent (as defined below) for such periods shall be prorated in the proportion that the number of days this Lease is in effect during such periods bears to thirty (30), and such rent shall be paid at the commencement of such period. In addition to the Basic Rent, Tenant agrees to pay additional rent as provided in Paragraph 11 (Taxes), Paragraph 13 (Maintenance), Paragraph 16 (Insurance), the amount of all rental adjustments as and when hereinafter provided in this Lease, and a management fee of two percent (2%) of the rent (i.e., Basic Rent and additional rent) payable by Tenant pursuant to the terms of this Lease to cover Landlord’s management, overhead and administrative expenses related to the operation of the Building and/or the Project, whether performed by Landlord’s personnel or delegated by Landlord to a professional property manager. The Basic Rent, any additional rent payable pursuant to the provisions of this Lease, and any rental adjustments shall be paid to Landlord, without any prior demand therefor, and, except as expressly set forth in this Lease, without any deduction or offset whatsoever in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Subparagraph 1(c) or to such other person or at such other place as Landlord may from time to time designate in writing. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for real property taxes, insurance, and repairs, shall be considered “additional rent” for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Basic Rent is referenced. Basic Rent shall be adjusted as provided in Subparagraph 1(h).

(b) Late Payment. Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises. Therefore, if any rent or other sum due from Tenant is not received within five (5) business days after written notice from Landlord that the same is past due, Tenant shall pay to Landlord an additional sum equal to 5% of such overdue payment for each month such payment remains overdue (the “Late Charge”). Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment. Notwithstanding the foregoing, Landlord shall waive the Late Charge for late payment of rent one (1) time in each twelve (12) month period if the late payment is received within five (5) business days after notice to Tenant from Landlord. Additionally, all such delinquent rents or other sums, shall bear interest at the lesser of (i) eight percent (8%) per annum or (ii) the maximum legal interest rate (as applicable, the “Interest Rate”).

(c) Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise expressly provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project (as applicable), and Tenant’s operation therefrom, including, without limitation, any assessments payable under any covenants, conditions or restrictions encumbering the Project. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as additional rent hereunder.

(d) Abatement of Basic Rent. Provided Tenant is not in default under this Lease (beyond any applicable notice and cure periods), Landlord hereby agrees to abate Tenant’s obligation to pay Basic Rent during the Basic Rent Abatement Period (such total amount of abated Basic Rent, i.e., $302,670.90 in the aggregate, being hereinafter referred to as the “Abated Basic Rent”). During the Basic Rent Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under this Lease, including, without limitation, all additional rent described in Subparagraph 5(a) above and elsewhere in this Lease. Tenant acknowledges that any default under this Lease (beyond any applicable notice and cure periods) will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, if this Lease is terminated by Landlord due to an uncured event of default, then the total unamortized sum of such Abated Basic Rent (amortized on a straight line basis over the last eighty- four (84) full calendar months of the initial Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Basic Rent shall no longer be available to Tenant as a rent credit from the date of such default. Tenant acknowledges and agrees that nothing in this Subparagraph 5(d) is intended to limit any other remedies available to Landlord at law or in equity under applicable laws (including, without limitation, the remedies under California Civil Code Sections 1951.2 and/or 1951.4 and any successor statutes or similar laws) in the event of a default under this Lease (beyond any applicable notice and cure periods).

6. PREPAID RENT.

Upon execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent set forth in Subparagraph 1(i), and such Prepaid Rent shall be applied during the first (1st) full calendar month Basic Rent is due during the Term with respect to Tenant’s leasing of the Premises. Landlord’s obligations with respect to the Prepaid Rent are those of a debtor and not of a trustee, and Landlord can commingle the Prepaid Rent with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Prepaid Rent. If this Lease is terminated by Tenant pursuant to Section 7(a) of Exhibit C, or in the event Landlord does not accept this Lease, Landlord shall promptly return said Prepaid Rent. If Landlord sells the Premises and deposits with the purchaser the Prepaid Rent, Landlord shall be discharged from any further liability with respect to the Prepaid Rent.

7. SECURITY DEPOSIT.

Upon execution of this Lease, Tenant shall deposit the Security Deposit set forth in Subparagraph 1(j) with Landlord, as security for the performance by Tenant of the provisions of this Lease. If Tenant is in default, regardless of whether such default is monetary or non-monetary and such default is not cured within applicable notice and cure periods, Landlord may use the Security Deposit or any portion thereof to cure the default or to compensate Landlord for any damages sustained by Landlord resulting from Tenant’s default. Within ten (10) days following written demand, Tenant shall pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord to maintain the Security Deposit in the amount initially deposited with Landlord. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the entire Security Deposit to Tenant within 30-days following such expiration or termination. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not of a trustee, and Landlord can commingle the Security Deposit with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. If this Lease is terminated by Tenant pursuant to Section 7(a) of Exhibit C, or in the event Landlord does not accept this Lease, Landlord shall promptly return said Security Deposit. If Landlord sells the Premises and deposits with the purchaser the Security Deposit and provided that such purchaser accepts in writing all of Landlord’s obligations and liabilities expressly provided in this Lease first accruing following the date such purchaser acquires the Premises, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and agrees that the provisions of this Paragraph 7 shall govern the treatment of Tenant’s Security Deposit in all respects for this Lease.

8. USE OF PREMISES AND PROJECT FACILITIES.

(a) Tenant’s Use of the Premises. Tenant shall use the Premises for the use or uses set forth in Subparagraph 1(d) above, and Tenant shall be entitled to access and use the Premises 24-hours per day, 7-days per week (subject to applicable laws), and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord makes no representations or warranties that said use of the Premises or any other use of the Premises is permitted by any duly constituted public authority having jurisdiction over the Premises or the conduct of Tenant’s business. Further, subject to the terms and conditions of this Lease, Tenant shall have the right to use (at no separate or additional charge by Landlord other than Tenant’s payment of utility usage to the applicable utility provider) the heating, ventilating and air conditioning system servicing the Premises 24-hours per day, 7-days per week.

(b) Compliance. At Tenant’s sole cost and expense, Tenant shall procure, maintain and hold available for Landlord’s inspection, all governmental licenses and permits required for Tenant’s use of the Premises and the proper and lawful conduct of Tenant’s business from the Premises. Except as expressly provided to the contrary in this Lease, or for which such obligations are the responsibility of Landlord as expressly provided hereunder, Tenant shall at all times during the Term of this Lease, at its sole cost and expense, observe and comply with the certificate of occupancy issued for the Building and all laws, statutes, zoning restrictions, ordinances, rules, regulations and requirements of any duly constituted public authority having jurisdiction over the Premises now or hereafter in force relating to or affecting the use, occupancy, alteration or improvement of the Premises including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended (the “ADA”). Tenant shall not use or occupy the Premises in violation of any of the foregoing. Notwithstanding the foregoing, Landlord agrees, as and when required by applicable law, to be responsible for causing the Premises and the Building (including the Base Building Work) to comply with applicable laws (including, but not limited to) the terms of the ADA, existing as of the date Landlord has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy or confirming the completion of construction of the Premises or Building (the “TCO Date”); provided, however, to the extent Landlord is required to incur any such costs as a result of Tenant’s specific use of the Premises (as opposed to general manufacturing, warehousing and distribution use), or as a result of the Tenant Improvements in the Premises as provided in Exhibit C, or as a result of any alterations to the Premises made by or on behalf of Tenant (collectively, the “Tenant Triggered Events”), Tenant agrees to promptly reimburse Landlord for the same within thirty (30) days following receipt of an invoice therefor. Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental and/or quasi-governmental authority having jurisdiction over the Premises to be a violation of law or of said certificate of occupancy. Tenant shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters or any other insurance authority having jurisdiction over the Premises or any present or future insurer relating to the Premises. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for any existing insurance policy or endorsement required by reason of Tenant’s failure to comply with the provisions of this Paragraph 8; provided that any such insurance policy maintained by Landlord insures the Building for general warehouse and industrial uses and is similar to other such insurance policies carried by similar Landlords of similar first-class industrial building projects in the surrounding geography. Tenant shall not use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all restrictive covenants, conditions, easements, obligations and the like now or hereafter recorded against the Premises Land and/or created by private contracts which affect the use and operation of the Premises (provided that Tenant is provided prior written notice of said private contracts), including, without limitation, the reasonably and non- discriminatory Rules and Regulations referred to in Paragraph 32 and attached hereto as Exhibit F (collectively, the “CC&Rs”); provided, however, that any such restrictive covenants and obligations recorded against the Premises Land and/or created by private contracts after the date of this Lease (including amendments, modifications or replacements of existing agreements) shall not adversely affect Tenant’s access to or use and operation of the Premises as permitted under this Lease or increase Tenant’s obligations or liabilities or decrease Tenant’s rights under this Lease. Notwithstanding the foregoing sentence, Tenant shall comply with all future restrictive covenants, conditions, easements, obligations and the like (including, but not limited to, utility easements, reciprocal access agreements and shared drainage agreements) which are reasonably necessary for the development of the Project. In furtherance of the foregoing, Tenant acknowledges and agrees that pursuant to the terms of that certain Master Declaration of Covenants, Conditions and Restrictions for Douglas Park - Long Beach dated December 19, 2006 and recorded in the Official Records of Los Angeles County,

California on December 19, 2006 as Document No. 06-2827718 (as subsequently amended, the “Master CC&Rs”): (i) Tenant must develop an active recycling program to reduce solid waste, and must participate in any such program developed by the Declarant, the Association, the Owners (all such terms are defined in the Master CC&Rs), or any local municipalities or governmental agencies; (ii) Tenant agrees that it will use commercially reasonable efforts to cooperate in reasonable and non-discriminatory programs which may be undertaken by Landlord independently, or in cooperation with local municipalities or governmental agencies or other Property Owners (as defined in the Master CC&Rs) in the vicinity of Douglas Park - Long Beach to reduce peak levels of commuter traffic. Such programs may include, but shall not be limited to, carpools, van pools and other ride sharing programs, public and private transit, and flexible work hours; and (iii) Tenant shall be responsible, at its sole cost and expense, to employ a person to act as a transportation coordinator under the TDM Program (as defined in the Master CC&Rs). Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the interior, non-structural elements of the Premises in good condition, repair and appearance, ordinary wear and tear excepted. Further, Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure in a manner that may cause damage or injury to the Building structure shall be so installed, maintained and used by Tenant as to eliminate or minimize such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load, as well as the expense thereof.

(c) Hazardous Materials. Tenant may use the Hazardous Materials identified on and substantially in the quantities on the Hazardous Materials Inventory Statement issued by Premier Fire Consulting, LLC dated August 5, 2019 (and reasonable substitutes thereof that pose no greater threat of environmental contamination or fire or similar casualty to the Premises, Building or the Project), a copy of which is attached hereto as Schedule “2” to Exhibit H (the “Pre-Approved Hazardous Materials”). Except for the Pre-Approved Hazardous Materials, Tenant shall not cause or permit any Hazardous Materials (as defined in Exhibit H attached hereto) to be brought upon, stored, used, generated, released into the environment or disposed of in, on, under or about the Premises by Tenant, its agents, employees, contractors or invitees (collectively referred to together with Tenant as the “Tenant Parties”), in violation of the terms of Exhibit H attached hereto. Landlord represents and warrants to the actual knowledge of Landlord, which is limited to the actual present knowledge of Peter M. Rooney as of the date of this Lease, without any independent duty of investigation or inquiry, except for the conditions disclosed on the environmental reports and agreements identified on Exhibit H attached hereto (the “Environmental Reports and Agreements”), Landlord has no actual knowledge of any Hazardous Materials present in the Premises which require removal or remediation under applicable Laws.

In addition to the provisions set forth in the third (3rd) paragraph of Section 5 of Exhibit H attached hereto, nothing in this Section or this Lease shall render Tenant liable for or require Tenant (and neither Tenant nor any of the Tenant Parties will be deemed to have “permitted”) to (i) indemnify Landlord with respect to, or clean up or remediate, or pay for the costs of investigating, cleaning up or remediating (whether through Maintenance Expenses or operating expense pass-throughs), (a) any Hazardous Materials which were in, on or at the Premises, the Building or the Project (including the groundwater and soil) prior to, or as of, the Commencement Date of the Lease (the “Pre-Existing Hazardous Materials”) except and then only to the extent that Tenant exacerbates such conditions or breaches any provision of this Lease which pertain to the Pre-Existing Hazardous Materials or the mitigation measures in place in connection with same or (b) which were placed on or in the area of the Premises outside of the Tenant Control Area by anyone other than Tenant or any of the Tenant Parties, or (ii) with respect to the obligations of Landlord or any affiliates of Landlord to perform its obligations under the Environmental Reports and Agreements (including obligations of “Buyer” under the Boeing Provisions) except and then only to the extent that Tenant breaches any provisions of this Lease or those Agreements which apply to Tenant.

Landlord shall promptly notify Tenant in writing of (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any environmental laws of which Landlord is aware relating to the Premises; (ii) any claim made or threatened by any person against Landlord, or the Premises (of which Landlord is aware), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials at the Premises; and (iii) any reports of which Landlord is aware made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Premises or with respect to any Hazardous Materials removed from the Premises, including, any complaints, notices, warnings, reports or asserted violations in connection therewith. Landlord shall also provide to Tenant, as promptly as possible, and in any event within five (5) business days after Landlord first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Landlord’s ownership use thereof.

(d) Parking. Landlord grants to Tenant and Tenant’s customers, suppliers, employees and invitees, an exclusive license to use all of the vehicle and truck parking spaces within the designated parking areas at the Premises as shown on Exhibit B for the use of motor vehicles or trucks, as applicable, during the Term of this Lease. Landlord reserves the right at any time to promulgate reasonable and non-discriminatory rules and regulations relating to the use of such parking areas, including reasonable restrictions thereon. Overnight truck parking shall only be permitted in the truck court of the Premises Land behind the Building, and any vehicle violating this or any other vehicle regulation adopted by Landlord is subject to removal at the owner’s expense. Tenant’s employees working at the Premises overnight shall be allowed to park their passenger vehicles overnight in any parking stalls located on the Premises Land, and any vehicle violating this or any other vehicle regulation adopted by Landlord is subject to removal at the owner’s expense. Notwithstanding anything herein to the contrary, Landlord shall not be required to monitor the usage of the exclusive parking area available for Tenant’s use on the Premises Land and Landlord shall grant no other party other than Tenant the right to park in the parking areas on the Premises Land as shown on Exhibit B.

(e) California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and, if Tenant should request a CASp inspection in the future, such CASp inspection shall be subject to the following provisions (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the fifth (5th) anniversary of the Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within five (5) business days after Tenant’s receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s repair obligations as set forth in this Lease, including, without limitation, Subparagraph 13(b) below, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord. Notwithstanding the foregoing, if Landlord obtains a CASp inspection for the Premises, Building or Project (which inspection shall be at Landlord’s sole cost and expense, including, without limitation, Landlord’s payment of the fee for such CASp inspection, the fee for the CASp Reports, and all other costs and expenses in connection therewith), then Landlord, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to the Premises, Building or Project to correct violations of construction- related accessibility standards including, without limitation, any violations disclosed by such CASp inspection.

(f) Survival. The provisions of this Paragraph 8 shall survive any termination of this Lease.

9. SURRENDER OF PREMISES; HOLDING OVER.

Upon the expiration of the Term of this Lease including any extension periods, Tenant shall surrender to Landlord the Premises and all Tenant Improvements and/or alterations in good condition, except for ordinary wear and tear, damage by casualty, and alterations Tenant has the right or is obligated to remove under the provisions of Paragraph 14 herein. Subject to Paragraph 14, Tenant shall remove all personal property and equipment including, without limitation, all trade and moveable property and equipment fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property and equipment before the expiration of the Term, including, for example, patching any material holes in wall surfaces; provided that nothing herein shall require Tenant to repaint any wall surfaces. Landlord may elect to retain or dispose of in any manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the Term. Unless due to the gross negligence or willful misconduct of Landlord or Landlord Indemnified Parties, Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s commercially reasonable costs for storage, removal or disposal of Tenant’s personal property.

If Tenant, with Landlord’s consent, remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30) day notice at any time, by either party. All provisions of this Lease, except those pertaining to Term and rent, shall apply to the month-to- month tenancy. During such month-to-month tenancy, Tenant shall pay monthly rent in an amount equal to (i) 125% for the first two (2) months, and (ii) 150% for any period thereafter, of Basic Rent for the last full calendar month during the immediately preceding Term plus 100% of additional rent as provided in Paragraph 11 (Taxes), Paragraph 13 (Maintenance), Paragraph 16 (Insurance), subject to increase as provided therein. Any such holdover rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This paragraph shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. Commencing after the first forty-five (45) days of any holdover period, if Tenant fails to surrender the Premises after expiration or termination of the Term, Tenant shall indemnify, defend and hold harmless Landlord from all loss or liability, including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender and losses to Landlord due to lost opportunities to lease any portion of the Premises to succeeding tenants, together with, in each case, actual, reasonable attorneys’ fees and costs.

10. SIGNAGE.

Landlord and Tenant agree that Tenant shall have the exclusive right to install signs at, in and on the Premises and the Premises Land in such number and size as may be approved as provided below in this Paragraph; provided, however, that Tenant, subject to the terms and conditions of this Paragraph 10, shall have the right to install at least one (1) exterior sign on the Building and one (1) monument sign located on the Premises Land. Tenant at Tenant’s sole cost and expense shall install and maintain Tenant’s identification sign(s) in such designated locations in accordance with this Paragraph 10 or in other such locations in accordance with applicable laws and approved by Landlord in writing which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Landlord shall not grant third parties any signage rights at, in and on the Premises or the Premises Land. The number, size, design, color and other physical aspects of permitted sign(s) shall be subject to: (i) Landlord’s written approval prior to installation, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) any covenants, conditions or restrictions encumbering the Premises or Building, (iii) any applicable municipal or governmental permits and approvals and Landlord shall not disapprove any signs that were approved by the applicable governmental authorities having jurisdiction over Tenant’s signage (so long as Tenant complies with any Signage Programs (as defined below)), and (iv) any non-discriminatory signage programs for the Project adopted by Landlord, including but not limited to, the signage program attached hereto as Exhibit G. The cost of the sign(s), including the installation, maintenance and removal thereof, shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal, including, without limitation, repainting the affected area of the Building (if required by Landlord, in Landlord’s sole but reasonable judgment), Landlord may do so at Tenant’s expense. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord to effect such maintenance or removal, which amount shall be deemed additional rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual reasonable attorneys’ fees. Any sign rights granted to Tenant under this Lease are personal to Tenant and any Permitted Transferee and may not be otherwise assigned, transferred or otherwise conveyed to any assignee or subtenant of Tenant without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

11. TAXES.

(a) Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.

(b) Real Property Taxes. Tenant shall pay, as additional rent, Tenant’s Share (i.e., 100%, provided if the Premises is not on its own separate legal parcel, Tenant shall pay the Premises Land’s pro-rata share (calculated on a square foot basis) of such applicable Real Property Taxes for the applicable legal parcel(s) that the Premises Land is a part) of all Real Property Taxes, including all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed with respect to any calendar year or part thereof included within the Term upon all or any portion of or in relation to the Premises or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Premises or any portion thereof. For purposes of this Subparagraph 11(b), the Premises Land’s “pro-rata share” shall be a fraction, the numerator of which is the total square footage of the Premises Land and the denominator of which is the total square footage of the land contained in the legal parcel(s) of which the Premises Land is a part. Landlord agrees to use commercially reasonable efforts to cause a parcel map for the Project to be recorded in the official records of the County of Los Angeles within a commercially reasonable amount of time after the date of this Lease in order to create a separate legal parcel for the Premises Land for assessment of Real Property Taxes. “Real Property Taxes” shall also include any form of assessment, levy, penalty, license fee, charge or tax (other than estate, inheritance, net income or franchise taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is: (1) determined by the area of the Premises or the rent or other sums payable under this Lease; (2) upon or with respect to any legal or equitable interest of Landlord in the Premises or any part thereof; (3) upon this transaction or any document to which Tenant is a party creating a transfer in any interest in the Premises; (4) in lieu of or as a direct substitute in whole or in part of or in addition to any real property taxes on the Premises; (5) based on any parking spaces or parking facilities provided at the Premises; (6) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time which were formerly provided without charge or with less charge to property owners or occupants; or (7) related to Landlord’s status as an owner and/or manager of real property within the City of Long Beach. Tenant shall pay Real Property Taxes on the date any taxes or installments of taxes are due and payable as determined by the taxing authority, evidenced by the tax bill. Landlord shall determine and notify Tenant of the amount of Real Property Taxes not less than thirty (30) days in advance of the date such tax or installment of taxes is due and payable. In the event Landlord fails to deliver such timely determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of Real Property Taxes to Landlord. The foregoing notwithstanding, upon notice from Landlord, Tenant shall pay, as additional rent, Real Property Taxes to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord’s reasonable estimate of the Real Property Taxes payable under this Lease, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Landlord shall determine and notify Tenant of any deficiency in the impound account Tenant shall pay any deficiency of funds in the impound account not less than thirty (30) days in advance of the date such tax or installment of taxes is due and payable. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant’s impound account has accrued an amount in excess of the Real Property Taxes due and payable, then such excess shall be credited to Tenant within thirty (30) days from receipt of said notice from Landlord.

(c) Notwithstanding anything to the contrary contained in this Paragraph 11, Real Property Taxes shall not include any franchise taxes or taxes imposed upon income or profits of Landlord or any inheritance taxes, gift taxes, transfer taxes, successor or estate taxes, franchise taxes, excise taxes, net income taxes or late payment charges and penalties in connection to the payment of taxes. Other than Real Property Taxes shown on the tax bill for the Premises, Landlord represents and warrants, to its actual knowledge, that there are no special or additional taxes or assessments on the Property (including business improvement district taxes or sales taxes on rent) other than standard ad valorem taxes that will be payable by Tenant under the Lease.

(d) Provided that Tenant is not in default beyond the applicable notice and cure period, and Tenant has notified Landlord that Tenant wishes to contest Real Property Taxes (and Landlord fails to notify Tenant within ten (10) business days of receipt of Tenant’s notice that Landlord elects to contest Real Property Taxes), then Tenant shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Real Property Taxes by appropriate proceedings diligently conducted in good faith, but only after payment of such Real Property Taxes; provided, however, Tenant’s right to contest Real Property Taxes shall be limited to one (1) contest in a calendar year. Tenant shall be entitled to the refund of any Real Property Taxes, penalty, fine and interest thereon received by Landlord which have been paid by Tenant or which have been paid by Landlord but for which Landlord has been previously reimbursed in full by Tenant. Landlord shall not be required to join in any proceedings referred to in this Subparagraph 11(d) unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in Landlord’s name upon compliance with such conditions as Landlord may reasonably require but in no event at any cost or expense to Landlord.

12. UTILITIES.

Landlord shall install, as part of the Base Building Work, separate meters to measure all utility services provided to the Premises. Tenant shall pay directly to the utility companies providing such services, the cost of all water, gas, heat, light, power, sewer, electricity, telephone or other service metered, chargeable or provided to the Premises. Tenant agrees that upon request from Landlord, Tenant shall provide Landlord with any energy usage data for the Premises including, without limitation, copies of utility bills for the Premises. Except as set forth below, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises. Except as set forth below, no such failure or interruption shall entitle Tenant to terminate this Lease or abate rent in any manner and Tenant hereby waives the provisions of any applicable existing or future law, ordinance or regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services (including, without limitation, the provisions of California Civil Code Section 1932(1)). Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for seven (7) consecutive days (subject to extension for delays caused by Tenant and/or force majeure, the “Eligibility Period”) as a result of Landlord’s failure to provide to the Premises any utilities for water, gas, heat, power, sewer or electricity (to the extent Landlord’s obligation to provide hereunder or if resulting from Landlord’s failure to perform any of Landlord’s maintenance obligations under Subparagraph 13(b) of this Lease or due to the negligence or willful misconduct of Landlord or its employees, agents or contractors), then Tenant’s obligation to pay Basic Rent, Tenant’s Share of Maintenance Expenses, Tenant’s Share of Real Property Taxes and Tenant’s Share of insurance costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing during such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises.

13. MAINTENANCE.

(a) Performed by Tenant. Except as provided below, Tenant shall maintain, repair and replace (as necessary) the interior, non-structural portions of the Premises in good condition, including, without limitation, maintaining, repairing and replacing (as necessary) of all of the following: interior walls and glass; floor finishes; ceilings; telephone equipment and wiring; doors; exterior and interior windows and fixtures as well as, subject to the waiver of subrogation, damage caused by Tenant, its agents, contractors, employees or invitees; provided, however, Tenant acknowledges and agrees that

Tenant shall be required to comply with the Boeing Provisions (as defined in Exhibit H attached hereto) if any of Tenant’s obligations under this Paragraph 13(a) require or permit Tenant to penetrate the Premises Land’s soil. In such circumstances, Landlord and Tenant agree to promptly meet and confer regarding the applicable item of repair or maintenance to be performed by Tenant to ensure that Tenant complies with the Boeing Provisions and Tenant agrees not to perform any such work until such meeting occurs. Tenant shall comply with the provisions of California Health and Safety Code Sections 26142 and 26145. Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair, except for reasonable wear and tear or damage caused by fire or other casualty and repairs for which Landlord is responsible under this Lease. Tenant shall, at its own expense, provide, install and maintain in good condition all of its personal property required in the conduct of its business on the Premises. If Tenant refuses or neglects to repair, replace and maintain the Premises as required hereunder and to the reasonable satisfaction of Landlord, Landlord may at any time following ten (10) days from the date on which Landlord shall make a written demand on Tenant to effect such repair, replacement and maintenance (emergencies excepted in which case no such demand shall be required), enter upon the Premises and make such repairs, replacements and/or maintenance without liability to Tenant for any loss or damage which might occur to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord, Landlord’s costs for making such repairs plus ten percent (10%) for overhead, upon presentation of a bill therefor. Said bill shall include interest at the Interest Rate on said costs from the date of completion of the maintenance and repairs by Landlord.

(b) Performed by Landlord. Subject to reimbursement by Tenant as hereinafter provided, Landlord shall be responsible to repair and maintain (including necessary replacements), in good working order and condition, all structural elements of the Premises and the Building, which shall include only the foundations, load bearing and exterior walls (including painting), the slab and subflooring; the roof and roof system and skylights; the electrical, plumbing and sewerage systems, including without limitation, those portions of the systems lying outside the Premises; utility facilities up to their connection within the Building; the exterior of the Building, including, without limitation, the paved and hardscaped parking and driveway areas (including resurfacing and restriping); window frames, gutters and downspouts on the Building; the heating, ventilating and air conditioning system servicing the Premises (provided that Tenant, at Tenant’s sole and absolute discretion, shall have the right, upon thirty (30) days prior written notice to Landlord, to assume such maintenance responsibilities of the heating, ventilating and air conditioning system serving the Premises, and Landlord shall therefore reduce such Maintenance Expenses to reflect that Tenant is directly paying for the maintenance and repair of the heating ventilating and air conditioning systems, provided further that Tenant maintain a quarterly service contract for said heating, ventilating and air conditioning system, which service contract and service provider shall be reasonably approved by Landlord); the outside areas of the Premises and every part thereof, including, without limitation, the soil, landscaping (including replacement thereof), sprinkler system, walkways, parking areas (including periodic sweeping), signs, site lighting and pest control. In connection with the foregoing, Landlord shall maintain, at Tenant’s cost, preventative maintenance policies for (i) roof maintenance and inspection, and (ii) repairs and maintenance of the HVAC equipment (unless Tenant has elected to assume such maintenance responsibilities as provided herein). In addition, Landlord agrees to enforce, at Landlord’s expense, any contractor and manufacturer warranties applicable to the Building and the Base Building Work. Except as otherwise expressly provided to the contrary in this Lease, Landlord shall not be liable for any failure to make any such repairs or any maintenance unless such failure shall persist for a period of thirty (30) days after written notice of the need of such repairs or maintenance is given to Landlord by Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required for performance, then Landlord shall have such reasonable additional time to perform such obligation provided and only so long as Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

Notwithstanding the foregoing, Landlord agrees, at its sole cost and expense and not as a part of Maintenance Expenses, to repair, maintain and/or replace as reasonably necessary to maintain the Building as a Class “A” industrial building, the following structural portions of the Premises: (i) the structural portions of the roof (excluding any portion of the roof membrane which shall be maintained by Landlord as part of Maintenance Expenses); (ii) the slab and foundation; and (iii) the load bearing walls; provided, however, to the extent such repair and/or replacement is necessitated by the negligence or willful misconduct of Tenant Parties and subject to the waiver of subrogation, Tenant shall reimburse Landlord for all such costs incurred by Landlord to complete such repairs and/or replacements in accordance with the terms of this Subparagraph 13(b) above. Further, during the initial Term of this Lease, Landlord agrees, at its sole cost and expense and not as a part of Maintenance Expenses, to replace as reasonably necessary to maintain the Building as a Class “A” industrial building, the concrete truck court; provided, however, to the extent such replacement is necessitated by the negligence or willful misconduct of Tenant Parties and subject to the waiver of subrogation, Tenant shall reimburse Landlord for all such costs incurred by Landlord to complete such replacements in accordance with the terms of this Subparagraph 13(b) above. Landlord shall perform all obligations of Landlord under the Boeing Purchase Agreement and the Environmental Easement all at Landlord’s sole cost and expense and not as part of Maintenance Expenses.

Notwithstanding the foregoing if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance which is the express responsibility of Landlord under this Lease, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in any event not later than 30 days after receipt of such written notice (or such longer time as is reasonably necessary if more than thirty (30) days are reasonably required to complete such repairs and Landlord promptly commences such repairs and thereafter diligently completes same), then Tenant may proceed to take the required action upon delivery of an additional 7 business days’ written notice to Landlord specifying that Tenant is taking such required action (and such action is not performed by Landlord prior to the expiration of such 7-business day period), and if such action was required under the express terms of the Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable and documented costs and expenses in taking such action. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of invoice of such costs and expenses; provided, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of said 30-day period described above, a written objection to Tenant’s right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such thirty (30) day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement, but Tenant, as its sole remedy, may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution pursuant to the procedures for a proceeding set forth in Subparagraph 34(n)(ii) below. If Tenant prevails in such proceeding, the amount of the award shall be paid by Landlord to Tenant within thirty (30) days after the decision is made in such proceeding. In the event Tenant takes such action, and such work will affect the Building’s life safety systems, HVAC systems, any common areas of the Project or other areas outside the Building and/or the exterior appearance of the Building or Project (or any portion thereof), and/or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work or Landlord does not provide Tenant with their name, in which event Tenant may utilize the services of any other qualified contractor who normally and regularly performs similar work in comparable first-class industrial buildings in the general vicinity of the Building. Tenant shall use commercially reasonable efforts to mitigate any damage resulting from a Landlord default under this Lease.

(c) Reimbursement by Tenant. Prior to the commencement of each calendar year, Landlord shall give Tenant a written estimate of the expenses Landlord anticipates will be incurred for the ensuing calendar year with respect to the maintenance and repair to be performed by Landlord as herein described (the “Maintenance Expenses”). Tenant shall pay, as additional rent, such estimated expenses in equal monthly installments in advance on or before the first day of each month concurrent with its payment of Basic Rent. Within ninety (90) days after the end of each calendar year, Landlord shall furnish Tenant a statement showing in reasonable detail the actual expenses incurred for the period in question (the “Expense Statement”) and the parties shall within thirty (30) days thereafter to make payment or allowance as necessary to adjust Tenant’s estimated payments to the actual expenses as shown by applicable periodic statements submitted by Landlord. If Landlord shall determine at any time that the estimate of expenses for the current calendar year is or will become materially inadequate to meet all such expenses for any reason, Landlord shall immediately determine the appropriate amount of such inadequacy and issue a supplemental estimate as to such expenses, and Tenant shall pay any increase in the estimated expenses as reflected by such supplemental estimate within thirty (30) days following receipt of written request from Landlord. Tenant’s failure to timely pay any of the charges in connection with the performance of its maintenance and repair obligations to be paid under this Paragraph 13 shall constitute a material default under this Lease.

Further notwithstanding anything to the contrary contained in this Lease, Maintenance Expenses will not include: (i) the cost of any work or service performed for any other tenant or occupant of the Project; (ii) any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or would have been reimbursed if Landlord had carried the insurance required of Landlord under this Lease; (iii) costs of repairs, alterations or replacements caused by the exercise of rights of eminent domain; (iv) any expense for which Landlord is compensated by proceeds of indemnities or warranties (it being understood that Landlord shall use commercially reasonable efforts to obtain any reimbursements to which it is entitled thereunder); (v) general overhead and administrative expenses of Landlord relating to maintaining Landlord’s existence and functioning either as a corporation, partnership or other entity; (vi) costs, penalties or fines incurred due to the violation by the Landlord of any applicable laws; (vii) any costs incurred to test, clean up, contain, abate, remove, remediate or otherwise remedy Hazardous Materials in or around the Project which exist in violation of applicable laws prior to the date of this Lease or for which Landlord or Boeing is responsible for under the Boeing Purchase Agreement or the Environmental Easement; (viii) costs for acquiring, moving, maintaining, repairing or insuring any sculpture, paintings and other art objects at the Building or Project; (ix) except to the extent Landlord is required to incur any costs as a result of Tenant Triggered Events, any capitalized costs incurred by Landlord in order to bring the Property into compliance with the requirements of any applicable laws, provided that such non-compliance exists as of the TCO Date; (x) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Maintenance Expenses include wages and/or benefits attributable to personnel above the level of portfolio manager; (xi) depreciation, interest on debt or amortization on any mortgage or mortgages; (xii) any and all costs relating to activities for the marketing, solicitation and execution or new or renewal of leases of space in the Project, including, without limitation, advertising, printing costs and brochures, space planning, tenant allowances, leasehold improvements, brokerage commission and other tenant concessions; (xiii) cost of decorating, redecorating, or tenant installations incurred in connection with preparing space for a new tenant (or retaining a tenant); (xiv) costs associated with the sale or refinancing of the Building or any other portion of the Project, including, without limitation, consulting or brokerage commissions, origination fees or points, and interest cost or charges; (xv) except with respect to any increase in Real Property Taxes caused by the transfer, sale or encumbrance of the Premises or any portion thereof, costs associated with the acquisition, sale or financing of the fee, ground lease (including payments due under a ground lease), air rights or development rights with respect to the Project or any portion thereof; (xvi) the cost of correcting defects in the original construction of the Project as set forth in Subparagraph 4(b) of this Lease; (xvii) costs incurred by Landlord for voluntary improvements or replacements (including structural additions), repairs, equipment and tools (as distinct from repairs or replacements of existing elements of the Project or Building as of the Commencement Date other than the structural elements of (A) the Building and (B) the roof) which are considered “capital” expenditures under GAAP except that capital expenditures that are (a) reasonably anticipated by Landlord to reduce the cost of operation or maintenance of the Project or the Building or any portion thereof (in which event the cost of performing the same may be included in Maintenance Expenses only to the extent of the savings reasonably expected to be achieved), or (b) intended to promote safety, may be included in Maintenance Expenses so long as the cost is amortized (including an interest factor of eight percent (8%) per annum) over the useful life (as determined in accordance with GAAP) and only the annual amortization is included each year in Maintenance Expenses; (xviii) overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Project to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar industrial buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service; (xix) penalties and interest charges as a result of not paying bills when due or within any grace period; (xx) costs including attorneys’ fees arising from claims, potential disputes or disputes between Landlord and other tenants of the Project; (xxi) any profit related to the excess collection of Maintenance Expenses or collection of Maintenance Expenses in excess of 100% of the actual Maintenance Expenses; (xxii) accounting and legal fees related to ownership, construction, leasing, sale or litigation, including Landlord’s general corporate overhead and general administrative expenses; (xxiii) penalties and fines of any kind including non-compliance with any applicable building or fire code in existence of the TCO Date of the Lease, except to the extent as a result of Tenant Triggered Events; (xxiv) any reserves (of any kind); (xxv) costs incurred in connection with any violations of the ADA existing as of the TCO Date except to the extent as a result of Tenant Triggered Events; (xxvi) costs to repair any damage caused by fire or other casualty (exclusive of a commercially reasonable deductible not to exceed $100,000) except to the extent caused by the acts or omissions of Tenant and/or the Tenant Parties; (xxvii) management or administrative fees except for a management fee not to exceed two percent (2%) of the rent (i.e., Basic Rent and additional rent) payable by Tenant pursuant to the terms of this Lease; (xxiii) costs to inspect, repair, maintain, operate or replace the Remediation Equipment or the vapor barrier for the Building and/or the Project, except to the extent caused by the wrongful acts or omissions of Tenant and/or the Tenant Parties; (xxiv) any costs which solely benefit another building at the Project or the premises land on which such other building is situated; (xxv) any impact or mitigation costs or expenses (including contributions) associated with or attributable to the initial construction of the Building or the Project, regardless of when payable or paid; or (xxvi) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, subject to Tenant’s waiver of subrogation.

Landlord shall keep or cause to be kept separate and complete books of account covering costs and expenses incurred in connection with its maintenance and repair of the Building and outside areas, which costs and expenses shall include, without limitation, the actual costs and expenses incurred in connection with labor and material utilized in performance of the maintenance and repair obligations hereinafter described, public liability, property damage and other forms of insurance which Landlord may, or is required to, maintain, employment of such personnel as Landlord may deem reasonably necessary, payment or provision for unemployment insurance, worker’s compensation insurance and other employee costs, depreciation of machinery and equipment used in connection with the maintenance of the outside areas, the cost of bookkeeping and accounting services, assessments which may be levied against the Premises under any recorded covenants, conditions and restrictions, and any other items reasonable necessary from time to time to properly repair, replace and maintain the outside areas and any interest paid in connection therewith. Landlord may elect to delegate its duties hereunder to a professional property manager.

In the event of any dispute as to the amount of Tenant’s Share of Maintenance Expenses, Tenant or the employees of an accounting firm selected by Tenant and reasonably satisfactory to Landlord (billing hourly and not on a contingency fee basis) will have the right, by prior written notice (“Audit Notice”) given within one hundred eighty (180)) days (“Audit Period”) following receipt of an Expense Statement and at reasonable times during normal business hours, to audit Landlord’s accounting records with respect to Maintenance Expenses relative to the year to which such Expense Statement relates at the offices of Landlord’s property manager. In no event will Landlord or its property manager be required to (i) create any ledgers or schedules not already in existence, (ii) incur any costs or expenses relative to such inspection, or (iii) perform any other tasks other than making available such accounting records as aforesaid. Except for materials reasonably necessary for the auditor to support its audit results, neither Tenant nor its auditor may leave the offices of Landlord’s property manager with copies of any materials supplied by Landlord. Tenant must pay Tenant’s Share of Maintenance Expenses when due pursuant to the terms of this Lease and may not withhold payment of Maintenance Expenses or any other rent pending results of the audit or during a dispute regarding Maintenance Expenses. Provided Tenant agrees to pay the actual copying costs, Landlord agrees to provide Tenant with copies of the applicable books and records. The audit must be completed within ninety (90) days of the date of Tenant’s Audit Notice (so long as Landlord provides Tenant with access to the relevant accounting records as described above within thirty (30) days after receipt of Tenant’s Audit Notice)) and the results of such audit shall be delivered to Landlord within thirty (30) days of the completion of Tenant’s audit. If Tenant does not comply with any of the aforementioned time frames, then such Expense Statement will be conclusively binding on Tenant. If such audit or review correctly reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord agrees to reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant agrees to reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit, provided that if the audit reveals that Landlord’s determination of the Building’s and/or Project’s total Maintenance Expenses as set forth in the relevant Expense Statement was in error in Landlord’s favor by more than three percent (3%) of the total amount of such Maintenance Expenses pursuant to such Expense Statement, then Landlord agrees to pay the reasonable out-of-pocket cost of such audit incurred by Tenant. To the extent Landlord must pay the cost of such audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent in connection with the audit, and in no event will exceed the amount of the error. Tenant agrees to keep the results of the audit confidential (provided that Tenant may disclose the results of the audit to its agents, employees and contractors) and will cause its agents, employees and contractors to keep such results confidential; provided, however, the confidentiality requirements of this paragraph shall not pertain to any information in the public domain, or which Tenant is required to disclose by law or in connection with any dispute between the parties. To that end, Landlord may require Tenant and its auditor to execute a commercially reasonable confidentiality agreement provided by Landlord.

Except as expressly provided in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or any similar law, statute or ordinance now or hereafter in effect and under the provisions of California Health and Safety Code Section 26143 with respect to those maintenance obligations which are Tenant’s responsibility under the terms of this Lease.

14. ALTERATIONS.

(a) Alterations. Tenant shall not make any alterations to the Premises, including any changes to the existing landscaping, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to such alterations, Tenant acknowledges and agrees that it shall be required to comply with the Boeing Provisions if any of Tenant’s alterations to the Premises, Building and/or the Premises Land require or permit Tenant to penetrate the Premises Land’s soil. In such circumstances, Landlord and Tenant agree to promptly meet and confer regarding the applicable alterations to be performed by Tenant to ensure that Tenant complies with the Boeing Provisions and Tenant agrees not to perform any such alterations until such meeting occurs. Any alterations made shall remain on and be surrendered with the Premises upon expiration of the Term, except that Landlord may, at the time of Landlord’s consent to any alterations (provided Tenant requests that Landlord make such determination at the time of Tenant’s request for consent), elect to require Tenant to remove any alterations which Tenant may have made to the Premises; provided, however, that Tenant shall not be required to remove (A) that certain portion of the office space constructed pursuant to the terms and conditions of the Tenant Work Letter, which is outlined in red on Exhibit M attached hereto (“Remaining Office Space”), and (B) that certain portion of the Tenant’s Work (other than any office improvements) which is expressly described on Exhibit N attached hereto (“Remaining Tenant’s Work”). Notwithstanding the foregoing, Tenant agrees that Tenant shall be obligated to remove any epoxy floor coatings that Tenant installs in the Premises pursuant to the terms and conditions of the Tenant Work Letter prior to the expiration or earlier termination of this Lease. If Landlord so elects in accordance with this Subparagraph 14(a), Tenant shall, at its own cost, restore the Premises to the condition prior to Tenant’s alteration, before the last day of the Term. Notwithstanding anything to the contrary contained herein, Tenant may make cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed One Hundred Thousand Dollars ($100,000.00) in any consecutive twelve (12) month period during the Term, and further provided that such alterations do not: (i) require any structural or other substantial modifications to the Premises; (ii) require any changes to, nor adversely affect, the systems and equipment of the Building (including, without limitation, the sprinkler system); or (iii) affect the exterior appearance of the Building or the Project. Tenant shall give Landlord at least twenty (20) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such alterations meet the criteria contained in this Paragraph 14. Notwithstanding the foregoing, Landlord shall not have the right to require Tenant to remove and restore any Cosmetic Alterations.

(b) Standard of Work. Should Landlord consent in writing to Tenant’s alteration of the Premises (or in the event Landlord’s consent is not required as provided in Subparagraph 14(a) above), Tenant shall contract with a reputable, licensed contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence, in a first-class manner, and, if applicable, in compliance with plans and specifications approved by Landlord, and in compliance with all applicable laws, statutes and regulations. Tenant shall pay all costs for such construction (including a commercially reasonable construction management fee payable to Landlord or Landlord’s property manager equal to four percent (4%) of the total cost in connection with Tenant’s performance of any non-Cosmetic Alterations) and shall keep the Premises free and clear of all mechanics’ liens which may result from construction by Tenant. Notwithstanding the foregoing sentence, such construction management fee shall not be applicable to the initial Tenant Improvements constructed by Tenant pursuant to the terms and conditions of the Tenant Work Letter prior to December 31, 2020. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

(c) Liens. Tenant shall pay all costs for such construction and shall keep the Premises free and clear of all mechanics’ and materialmens’ liens which may result from construction by Tenant. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility.

15. RELEASE AND INDEMNITY.

As material consideration to Landlord, Tenant agrees that, except to the extent caused by the gross negligence or willful misconduct of Landlord, the Landlord Indemnified Parties (as hereinafter defined) or Landlord’s agents or contractors, and subject to the waiver of subrogation requirements set forth in Paragraph 16 below and Tenant’s rights expressly set forth elsewhere in this Lease, Landlord, its agents, successors-in-interest with respect to the Premises and their respective directors, officers, partners, members, employees, shareholders, agents and representatives and the directors, officers, partners, members, employees, shareholders, agents and representatives of the partners or members of Landlord (collectively, the “Landlord Indemnified Parties”) shall not be liable to Tenant, its agents, employees, invitees, licensees and other persons claiming under Tenant for: (i) any damage to any property entrusted to employees of the Premises, Landlord or the Landlord Indemnified Parties, (ii) loss or damage to any property by theft or otherwise, (iii) consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein, or (iv) any injury or damage to property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from pipes, appliances or plumbing work therein or from the roof, street, sub-surface or from any other place or resulting from dampness or any other causes whatsoever. Additionally, as material consideration to Landlord, Tenant agrees that, except to the extent caused by the negligence or willful misconduct of Landlord, the Landlord Indemnified Parties or Landlord’s agents or contractors, and subject to the waiver of subrogation requirements set forth in Paragraph 16 below and Tenant’s rights expressly set forth elsewhere in this Lease, Landlord and the Landlord Indemnified Parties shall not be liable to Tenant, its agents, employees, invitees, licensees and other persons claiming under Tenant for any injury to persons resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from pipes, appliances or plumbing work therein or from the roof, street, sub-surface or from any other place or resulting from dampness or any other causes whatsoever. Landlord and/or the Landlord Indemnified Parties shall not be liable for interference with light or other incorporeal hereditaments, nor shall Landlord or the Landlord Indemnified Parties be liable for any latent defects in the Premises except as expressly set forth in Subparagraph 4(b) of this Lease. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises and of defects therein or in the fixtures or equipment located therein.

To the fullest extent permitted by law and except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Indemnified Parties (as defined above), and subject to the waiver of subrogation requirements set forth in Paragraph 16 below, Tenant agrees to indemnify, defend (with counsel reasonably selected by Tenant’s insurer) and hold harmless Landlord and the Landlord Indemnified Parties from (i) all claims, actions liabilities, and proceedings arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work or thing done by or on behalf of Tenant or any of the Tenant Parties, in or about the Premises and any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, contractors, employee or invitees, and (ii) any and all reasonable costs, attorneys’ fees, expenses and liabilities incurred with respect to any such claims, actions, liabilities, or proceedings (collectively, the “Indemnified Claims”), and in the event any Indemnified Claims shall be brought against Landlord, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably approved in writing by Landlord. Tenant hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever, and

Tenant hereby waives all its claims in respect thereof against Landlord. Notwithstanding anything in this Paragraph 15 to the contrary, the foregoing assumption of risk, release and indemnity shall not apply to any Indemnified Claims to the extent resulting from the negligence or willful misconduct of Landlord or any of the Landlord Indemnified Parties and not insured (or required to be insured) by Tenant under this Lease (collectively, the “Excluded Claims”) and Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, agents and employees (collectively, “Tenant Indemnified Parties”) from and against any such Excluded Claims, but only to the extent Landlord’s liability is not waived and released by Tenant pursuant to the waivers of subrogation required of Tenant in Paragraph 16 below (provided, however, that Landlord’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant or any Tenant Indemnified Parties). Each party’s agreement to indemnify the other pursuant to this Paragraph 15 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by the indemnifying party pursuant to the provisions of this Lease.

As used herein, the term “liabilities” shall include all suits, actions, claims and demands and all expenses (including attorneys’ fees and costs of defense) incurred in or about any such liability and any action or proceeding brought thereon. It is understood that payment shall not be a condition precedent to recovery upon the foregoing indemnity.

16. INSURANCE.

(a) Effective as of the earlier of (1) the date Tenant enters or occupies the Premises or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies:

(i)

Commercial General Liability Insurance. Commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of $1,000,000.00 per occurrence and $2,000,000.00 in the annual aggregate on a per location basis in primary coverage, with an additional $5,000,000.00 per occurrence and $5,000,000.00 annual aggregate on a per location basis in umbrella/excess liability coverage or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require provided that any higher amounts required are customarily required by comparable institutional owners of comparable Class A industrial buildings in the same market area (and naming as additional insureds Landlord and its subsidiaries, Landlord’s property management company, Landlord’s asset management company, J.P. Morgan Investment Management, Inc. and, if requested in writing by Landlord, Landlord’s Mortgagee), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises. If the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter (including liquor liability, if applicable) in such amounts as Landlord may reasonably require, provided that such are customarily required by comparable institutional owners of comparable Class A industrial buildings in the same market area. Tenant will also ensure this policy contains or permits a waiver of subrogation in favor of the additional insureds;

(ii)

Commercial Property Insurance. (1) Cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up, windstorm and collapse coverage) covering the full value of all alterations and improvements and betterments in the Premises (excluding the Base Building Work), naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, and (2) cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance covering the full value of all furniture, trade fixtures, equipment and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment (i.e., any equipment located outside of the Building)). Tenant will also ensure this policy contains a waiver of subrogation in favor of the additional insureds;

(iii)

Contractual Liability Insurance. Contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (exclusive of Tenant’s breach of this Lease) (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy and umbrella/excess liability insurance policy);

(iv)

Commercial Auto Liability Insurance. Commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000.00 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee) and scheduled to the umbrella/excess liability insurance policy. Tenant will also ensure this policy contains a waiver of subrogation in favor of the additional insureds;

(v)

Worker’s Compensation Insurance; Employer’s Liability Insurance. Worker’s compensation insurance of $1,000,000 (or such larger amount if required by local statute) and employer’s liability insurance of $1,000,000; and

(vi)	Business Interruption Insurance. Business interruption insurance in an amount reasonably acceptable to Landlord (but not to exceed an amount equal to twelve (12) months of rent).

(b) Tenant’s Insurance Primary. Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy(ies).

(c) Tenant’s Vendors/Contractors. Tenant shall require any vendors or contractors that it shall hire to perform work/services on Premises to procure similar insurance, as required by Landlord of Tenant in this contract including naming as additional insureds Landlord and its subsidiaries, Landlord’s property management company, Landlord’s asset management company, J.P. Morgan Investment Management, Inc. and, if requested in writing by Landlord, Landlord’s Mortgagee.

(d) Certificates of Insurance; Form of Insurance. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder on or prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten (10) days of the effective date of coverage), and at each renewal of said insurance. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of not less than A+:VIII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. Tenant’s policies shall provide thirty (30) days’ written notice to Landlord of any cancellation or material change of any such insurance policy; provided, however, that if such written notice is commercially unavailable, Tenant shall notify Landlord of any cancellation or material change to any such insurance coverages required of Tenant under this Lease not later than five (5) business days prior to the effectiveness of such cancellation or material change.

(e) Default. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, which failure is not cured within three (3) days following notice from Landlord, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of five percent (5%) of such cost.

The policies of insurance required of Landlord and Tenant hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Landlord and Tenant each hereby waive any rights of recovery against the other for injury or loss to such waiving party or to its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party under this Lease (other than commercial general liability). The foregoing waiver shall be effective whether or not the waiving party shall actually obtain and maintain the insurance which such waiving party is obligated to obtain and maintain under this Lease.

Subject to being reimbursed by Tenant, Landlord shall insure the Building and the Premises Land (excluding all property which Tenant is obligated to insure) by obtaining and maintaining (i) cause of loss-special risk form property insurance (including earthquake and flood insurance) covering damage to the Premises and the Building and all improvements on the Premises Land (including the Base Building Work) other than Tenant’s property and alterations performed by Tenant (including the Tenant Improvement Work), in an amount equal to 100% of the full replacement cost thereof, and (ii) commercial general liability insurance in amounts at least equal to the amounts required to be carried by Tenant under this Lease, all with such deductibles as Landlord reasonably considers appropriate, provided, however, Maintenance Expenses shall not include (and Landlord will be deemed self-insured) with respect to any deductibles in excess of $100,000. Tenant shall pay, as additional rent, Tenant’s Share of the cost of any insurance maintained by Landlord hereunder and any other commercially reasonably insurance Landlord may reasonably elect to obtain for the Building and/or the Premises Land from time to time during the Term (including, without limitation, earthquake and/or flood insurance and which is customarily maintained by other institutional landlords of comparable industrial properties). Tenant shall not be responsible or liable to pay any costs incurred by Landlord to maintain any form of environmental insurance for the Premises, the Premises Land and/or the Project. Tenant shall pay Tenant’s Share of the cost of insurance policy premiums to Landlord at least five (5) days prior to the date any premiums or installments of premiums are due and payable. Landlord shall determine and notify Tenant of the amount of insurance premiums not less than sixty (60) days in advance of the date such premium or installment of premiums is due and payable. In the event Landlord fails to deliver such timely determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of insurance premiums to Landlord. The foregoing notwithstanding, upon notice from Landlord, Tenant shall pay, as additional rent, insurance premiums to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord’s reasonable estimate of the insurance premiums payable under this Lease, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Upon determination of the actual insurance premium due and payable, Landlord shall determine and notify Tenant of any deficiency in the impound account Tenant shall pay any deficiency of funds in the impound account not less than thirty (30) days in advance of the date such insurance premium or installment of premiums is due and payable. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant’s impound account has accrued an amount in excess of the insurance premiums due and payable, then such excess shall be credited to Tenant within 30-days following the date of said notice from Landlord.

Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.

17. DESTRUCTION.

(a) Casualty. If during the Term of this Lease, any portion of the Premises, access to the Premises or any part of the Building is damaged or destroyed and such damage or destruction can, in Landlord’s reasonable estimation, be repaired within two hundred seventy (270) days following such damage or destruction, and Landlord receives insurance proceeds sufficient to restore such damage this Lease shall remain in full force and effect and Landlord shall promptly commence to repair and restore the damage or destruction to substantially the same condition as existed prior to such damage and shall complete such repair and restoration with due diligence in compliance with all then existing laws. Notwithstanding the foregoing, if (1) such damage or destruction cannot, in Landlord’s reasonable estimate, be repaired within two hundred seventy (270) days following such damage or destruction; or (2) more than forty percent (40%) of the Building is damaged or destroyed; or (3) any Mortgagee of the Building will not allow the application of insurance proceeds for repair and restoration; or (4) the damage or destruction is not covered in full by Landlord’s insurance required by Paragraph 16 (or, if Landlord fails to maintain such required insurance, the damage or destruction would not have been covered in full by Landlord’s insurance if Landlord had maintained such required insurance), subject to the deductible, or (5) the damage or destruction occurs within the last twelve (12) months of the Term of this Lease or any extension hereof, then Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within thirty (30) days of the date Landlord learns of the damage. Landlord shall, not later than forty-five (45) days following the date of the casualty deliver to Tenant a written estimate of the time period for such restoration (the “Restoration Estimate”).

(b) Rent Abatement. In the event of repair, reconstruction and restoration by Landlord as herein provided, the rent payable under this Lease shall be abated proportionately to the extent to which there is substantial interference with Tenant’s use of the Premises during the period of such repair, reconstruction or restoration; provided that there shall be no abatement of rent if such damage is the result of Tenant’s intentional wrongdoing. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises, damage to Tenant’s personal property and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

(c) Repair or Restoration. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only to those portions of the Building and the Premises which were originally provided at Landlord’s expense (i.e., the Base Building Work), and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. Tenant agrees to coordinate the restoration and repair of those items it is required to restore or repair with Landlord’s repair and restoration work and in accordance with a work schedule prepared by Landlord, or Landlord’s contractor. Further, Tenant’s work shall be performed in accordance with the terms, standards and conditions contained in Paragraph 14 above.

(d) Waiver. The provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any other similarly enacted statute or court decision relating to the abatement or termination of a lease upon destruction of the leased premises, are hereby waived by Tenant; and the provisions of this Paragraph 17 shall govern in case of such destruction.

(e) Tenant’s Right to Terminate. Where Landlord is obligated or otherwise elects to effect restoration of the Premises or Building, unless such restoration is completed within sixty (60) days following the restoration period set forth in Landlord’s Restoration Estimate (subject to delays caused by Tenant and force majeure), Tenant shall have the right to terminate this Lease by written notice at any time after the expiration of such sixty (60) day period (subject to delays caused by Tenant and force majeure) but prior to the time that the restoration is substantially completed (at which time Tenant’s right to terminate this Lease shall be null and void), such termination to take effect as of the thirtieth (30th) day after such notice is given. Notwithstanding the foregoing, if Landlord causes the restoration to be substantially completed within thirty (30) days after receiving such notice from Tenant of its election to terminate this Lease pursuant to the foregoing sentence, then Tenant’s right to terminate this Lease shall be null and void. Additionally, if the Premises are destroyed or damaged during the last twelve (12) months of the Term and the damage or destruction cannot, in Landlord’s reasonable estimate, be repaired within ninety (90) days following such damage or destruction (and Tenant has not elected to extend this Lease pursuant to Rider 1 attached hereto) then, in each case, Tenant shall have the right to terminate this Lease upon delivery of notice to Landlord within thirty (30) days after receipt of Landlord’s notice regarding Landlord’s estimate to repair such damage or destruction, in which case this Lease shall terminate on the date that is sixty (60) days after the date of Tenant’s notice.

18. CONDEMNATION.

(a) Definitions. The following definitions shall apply: (1) “Condemnation” and/or “Taking” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by condemnor, or (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (2) “Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of condemnation.

(b) Obligations to be Governed by Lease. If during the Term of this Lease there is any Taking of all or any part of the Premises, the rights and obligations of the parties shall be determined pursuant to this Lease.

(c) Total or Partial Taking. If the Premises is taken in its entirety by condemnation, this Lease shall terminate on the date of Taking. If any portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that Tenant may elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises, as determined by Landlord and Tenant in their reasonable discretion. If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after receipt of notice of the Taking from Landlord. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the date of Taking if the date of Taking falls on a date before the date of termination as designated by Tenant. If any portion of the Premises is taken by condemnation and this Lease remains in full force and effect, on the date of taking the rent shall be reduced by an amount in the same ratio as the total number of square feet in the portion of the Premises taken bears to the total number of square feet in the Premises immediately before the Date of Taking. In the case where a portion of the Premises is taken and the Lease remains in full force and effect, Landlord shall, at its own cost and expense, to the extent of condemnation proceeds, make all alterations or repairs to the Building so as to make the portion of the Building not taken a complete architectural unit. Such work shall not, however, exceed the scope of work done by Landlord in originally constructing the Building. If severance damages from the condemnor are not available to Landlord in sufficient amounts to permit such restoration, Landlord may terminate this Lease upon written notice to Tenant. Rent due and payable hereunder shall be temporarily abated during such restoration period in proportion to the extent to which there is interference with Tenant’s use of the Premises, as reasonably determined by Landlord and Tenant. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure and any present or future law allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Building or Premises.

If the Premises are totally or partially taken by condemnation, Tenant shall not assert any claim against Landlord or the condemnor for any compensation because of such Taking, and Landlord shall be entitled to receive the entire amount of the award without any deduction for any estate or interest of Tenant; provided, however, Tenant shall have the right to file a separate claim against the condemnor (but not Landlord) and receive a condemnation award so long as Tenant’s claim and/or award does not affect Landlord’s claim or award.

19. ASSIGNMENT OR SUBLEASE.

Except as expressly provided to the contrary in this Lease, Tenant shall not assign or encumber its interest in this Lease or any portion of the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant’s authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition to any other reasonable grounds upon which Landlord may withhold its consent, Landlord shall be deemed reasonable in withholding its consent if it determines that: (i) the financial net worth of the proposed assignee or sublessee (considering Tenant’s net worth and continuing liability under this Lease) is not sufficient in Landlord’s reasonable judgement to cover the financial obligations under this Lease (provided that Landlord acknowledges that the liability of the proposed assignee or sublessee would remain joint and several with Tenant with respect to the financial obligations of the Lease); (ii) intentionally deleted; (iii) the intended uses of the Premises by the proposed assignee or sublessee will constitute a violation of this Lease or any governmental law, rule, ordinance or regulation governing the Premises or would involve the storage, use or keeping of Hazardous Materials in, on or about the Premises (which Hazardous Materials the proposed assignee or sublessee is unable to reasonably store or contain in compliance with applicable laws); or (iv) the proposed assignee or sublessee is a tenant of Landlord at the Project or has negotiated to be a tenant of Landlord at the Project any time in the six (6) months just preceding Tenant’s request for Landlord’s consent and Landlord’s has available space within the Project that reasonable meets the proposed assignee or sublessee’s space needs. Any assignment, encumbrance or sublease without Landlord’s written consent shall be voidable and at Landlord’s election, shall constitute a default hereunder. Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued.

Except as permitted under this Paragraph 19 with respect to a Permitted Transfer, if Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner owning a controlling interest in Tenant as of the date of this Lease, or the dissolution of the partnership, shall be deemed a voluntary assignment. Except as permitted under this Paragraph 19 with respect to a Permitted Transfer, if Tenant is a limited liability company, a withdrawal or change, voluntary, involuntary or by operation of law of any member, or the dissolution of the limited liability company, shall be deemed a voluntary assignment. Except as permitted under this Paragraph 19 with respect to a Permitted Transfer, if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or any sale or other transfer of a controlling percentage of the capital stock of Tenant from the owners as of the date of this Lease, or the sale of at least 51% of the value of the assets of Tenant shall be deemed a voluntary assignment. The phrase “controlling percentage” means ownership of and right to vote stock possessing at least 51% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for election of directors. The preceding four sentences of this paragraph shall not apply to entities the stock or interests of which is traded through a nationally recognized public exchange. If Landlord shall consent to any assignment or sublease of this Lease, 50% of all sums and other consideration actually received by Tenant from its assignees or subtenants in excess of (i) the rent payable by Tenant to Landlord under this Lease, plus (ii) the following out-of-pocket costs and expenses reasonably incurred by Tenant for the subletting or assignment: (1) brokerage commission and reasonable attorney fees and expenses, (2) advertising and marketing costs for tenants, (3) vacancy costs, and (4) the reasonable costs paid in making any reasonable improvements or substitutions in the Premises (pursuant to the terms and conditions of Paragraph 14 above) required by the new occupant, shall be paid to Landlord, as and when such sums are due and payable.

If Tenant requests Landlord’s consent to an assignment or sublease, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and all other material terms and conditions of the proposed assignment or sublease, including, without limitation, evidence satisfactory to Landlord of the proposed assignee’s or subtenant’s credit or net worth, twenty (20) days prior to the proposed effective date of such assignment or sublease. Tenant shall also submit to Landlord a processing fee of One Thousand Dollars ($1,000.00) as a condition to Landlord reviewing Tenant’s proposed assignment or subletting materials. Landlord shall within ten (10) days after Landlord’s receipt of such written request and information either (i) consent to or reasonably refuse to consent to such assignment or sublease in writing in accordance with the express terms of this Paragraph 19 (but no such consent to an assignment or sublease shall relieve Tenant or any guarantor of Tenant’s obligations under this Lease of any liability hereunder). If Tenant requests Landlord’s consent to any such assignment or sublease, the assignment shall be on a form reasonably approved by Landlord, and Tenant shall pay Landlord, whether or not consent is ultimately given, reasonable out-of-pocket attorneys’ fees and other costs up to Two Thousand Five Hundred Dollars ($2,500.00) incurred in connection with the preparation, review and/or approval of such documentation. If Landlord fails to respond to any request for consent within the twenty (20) day period set forth above, Tenant shall have the right to provide Landlord with a second request for consent. Tenant’s second request for consent must specifically state that Landlord’s failure to respond within a period of five (5) business days shall be deemed to be an approval by Landlord. If Landlord’s failure to respond continues for five (5) business days after its receipt of the second request for consent, the transfer for which Tenant has requested consent shall be deemed to have been approved by Landlord.

Except as expressly set forth in this Lease, no interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) If a writ of attachment or execution is levied on this Lease; or (c) If in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises. An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

No assignment or subletting, occupancy or collection of rent from any proposed assignee or sublessee shall be deemed a waiver on the part of Landlord, or the acceptance of the applicable assignee or sublessee, as applicable, as Tenant, and no such assignment or subletting shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder. Following and during the continuance of a default beyond applicable notice and cure periods, Landlord may require that any sublessee remit directly to Landlord on a monthly basis, all monies due Tenant by said sublessee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee or sublessee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease. Tenant hereby waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Section 1995.310.

Notwithstanding the terms of this Paragraph 19 above, provided Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant may affect an assignment or a sublease, without Landlord’s consent, to (1) any parent, subsidiary or affiliate entity which controls, is controlled by, or is under common control with, Tenant, or (2) to any entity resulting from a merger or consolidation of Tenant, or (3) to any person or entity which acquires all or substantially all of the assets, stock or interests of Tenant’s business as a going concern (each such assignment or sublease or transfer being a “Permitted Transfer,” and each such assignee or sublessee being a “Permitted Transferee”), provided that (a) Tenant delivers to Landlord, substantially concurrently with such transfer, written notice and supporting documentation of such transfer, (b) in the event of an assignment, the assignee assumes in full the obligations of Tenant under this Lease arising after the transfer, (c) Tenant remains fully liable under this Lease, and (d) Tenant and Permitted Transferee shall execute an assignment or sublease agreement, as applicable, in a form reasonably acceptable to Landlord. In addition, a change in or transfer of a controlling percentage of the stock or other interests in Tenant shall not be deemed an assignment of this Lease so long as the tangible net worth (excluding goodwill) of Tenant, as reasonably determined by Landlord, following such change or transfer of a controlling percentage of the stock or other interests in Tenant is substantially equal to or better than the tangible net worth (excluding goodwill) of Tenant, as reasonably determined by Landlord, immediately prior to such change or transfer.

Notwithstanding anything in this Paragraph 19 to the contrary, Tenant shall be permitted from time to time to sublease space within the Premises to professionals whose use will be consistent with the terms of this Lease (“Approved Subtenants”), provided that (a) Tenant does not separately demise such space and the Approved Subtenants utilize, in common with Tenant, one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; and (b)

the Approved Subtenants shall not occupy, in the aggregate, more than 15% of the square footage of the Premises. If any Approved Subtenants occupy any portion of the Premises as described herein, it is agreed that (i) in no event shall any use or occupancy of any portion of the Premises by any Approved Subtenants release or relieve Tenant from any of its obligations under this Lease; (ii) the Approved Subtenants and their employees, contractors and invitees visiting or occupying space in the Premises shall be deemed contractors of Tenant for purposes of Tenant’s indemnification obligations in Paragraph 15; and (iii) in no event shall the occupancy of any portion of the Premises by Approved Subtenants be deemed to create a landlord/tenant relationship between Landlord and such Approved Subtenants, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by the Approved Subtenants.

20. DEFAULT.

The occurrence of any of the following shall constitute a default by Tenant (an “event of default”) under this Lease: (a) a failure to pay rent or any other charge within five (5) business days after receipt of written notice that same is past due; (b) the making by Tenant or any guarantor of this Lease (“Guarantor”) of any general assignment for the benefit of creditors; the filing by or against Tenant or any Guarantor of a petition to have Tenant or such Guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or a Guarantor, the same is dismissed within thirty (30) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, or of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, or of substantially all of Guarantor’s assets, where possession is not restored to Tenant or such Guarantor, as the case may be, within thirty (30) days; the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days; or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than Tenant except as provided in Paragraph 19 herein; (c) The failure of Tenant to timely comply with the provisions of Paragraph 24 or Paragraph 31 of this Lease regarding, respectively, Subordination and Estoppel Certificates and such failure shall continue for five (5) business days following written notice that Tenant has not executed any Subordination and Estoppel Certificates within the time periods set forth in Paragraphs 24 and 31, respectively; or (d) the failure of Tenant to perform any other provision of this Lease within thirty (30) days following receipt of written request from Landlord, provided that if more time is required to complete such performance, Tenant shall not be in default if Tenant commences such performance within said thirty (30)-day period and thereafter diligently prosecutes such cure to completion.

21. LANDLORD’S REMEDIES.

Landlord shall have the remedies described in this Paragraph 21 if there is an event of default of Tenant hereunder. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law (including, without limitation, to the extent the Premises are located in California, the remedies of Civil Code Section 1951.4 and any successor statute or similar law, which provides that Landlord may continue this Lease in effect following Tenant’s breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations).

Upon any event of default by Tenant, Landlord may:

(a) Maintain this Lease in full force and effect and recover the rent and other monetary charges as they become due, without terminating Tenant’s right to possession irrespective of whether Tenant shall have abandoned the Premises. If Landlord elects not to terminate this Lease, Landlord shall have the right to attempt to relet the Premises at such rent and upon conditions, and for such a term, and to do all acts necessary to maintain or preserve the Premises, as Landlord deems reasonable and necessary, without being deemed to have elected to terminate this Lease, including re-entering the Premises to make repairs or to maintain or modify the Premises, and removing all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. Reletting may be for a period shorter or longer than the remaining Term of this Lease, and for more or less rent, but Landlord shall have no obligation to relet at less than prevailing market rental rates. If reletting occurs, this Lease shall terminate automatically when the new tenant takes possession of the Premises. Notwithstanding that Landlord fails to elect to terminate the Lease initially, Landlord at any time thereafter may elect to terminate the Lease by virtue of any previous uncured default by Tenant. In the event of any such termination, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, as well as all costs of reletting, including, without limitation, brokerage commissions and/or finder’s fees, attorneys’ fees, and restoration or remodeling costs.

(b) Terminate Tenant’s right to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, without limitation thereto, the following: (i) the worth, at the time of award, of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth, at the time of award, of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth, at the time of award, of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other reasonable amount, and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result there from (including, without limiting the generality of the foregoing, the amount of any brokerage commissions and/or finder’s fees for a replacement tenant, maintaining the Premises after such default, and preparing the Premises for reletting) (provided that such other reasonable amounts are amortized over the entire length of the replacement tenant’s new lease term, with Tenant only responsible for the portion of such amounts which are applicable to the portion of the new tenant’s lease term that coincides with the Term of the Lease); plus (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest at the Interest Rate. As used in (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus two percent (2%). Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing, including, without limitation, any rights under California Code of Civil Procedure Sections 1174 and 1179 and Civil Code Section 1950.7 to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

(c) Collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that neither the filing of a petition for the appointment of a receiver for Tenant nor the appointment itself shall constitute an election by Landlord to terminate this Lease.

(d) Proceed to cure the default at Tenant’s sole cost and expense. If at any time Landlord pays any sum or incurs any expense as a result of or in connection with curing any default of Tenant, the amount thereof shall be deemed additional rent hereunder and shall be immediately due and payable by Tenant to Landlord upon demand.

(e) Intentionally Deleted.

(f) Pursue any and all other legal or equitable remedies as may be available to Landlord by reason of such default by Tenant.

The remedies of Landlord, as hereinabove provided, are cumulative and in addition to and not exclusive of any other remedy of Landlord herein given or which may be permitted by law. The remedies of Landlord, as hereinabove provided, are subject to the other provisions herein. Nothing contained in this Paragraph 21 shall constitute a waiver of Landlord’s right to recover damages by reason of Landlord’s efforts to mitigate the damage to it caused by Tenant’s default; nor shall anything herein adversely affect Landlord’s right, as in this Lease elsewhere provided, to indemnification against liability for injury or damage to persons or property occurring prior to the termination of this Lease.

22. DEFAULT BY LANDLORD.

Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to any Mortgagee or Ground Lessor (as defined in Subparagraph 34(m) below) in writing specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30)-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default (unless such remedy is granted to Tenant by a court of competent jurisdiction); Tenant’s remedies shall be limited to any other remedy available at law or in equity; provided, however, notwithstanding anything herein to the contrary, under no circumstances shall Landlord be liable hereunder to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord except as otherwise expressly provided in this Lease or unless such remedy is granted to Tenant by a court of competent jurisdiction.

23. ENTRY OF PREMISES AND PERFORMANCE BY TENANT.

Upon at least three (3) business days prior written notice (except in the event of an emergency in which case only such notice as is reasonably practicable), Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times during Tenant’s normal business hours, however subject to Tenant’s reasonable security and access protocols (which may include the requirement of specific identification information, a commercially reasonable confidentiality agreement and/or that the entry be conducted only in the presence of a Tenant representative (except in the event of an emergency)). Subject to the notification requirements contained herein, Landlord may enter the Premises for any of the following purposes without abatement of rent or liability to Tenant: (a) To determine whether the Premises is in good condition and whether Tenant is complying with its obligations under this Lease; (b) To do any necessary maintenance and to make any restoration to the Premises or the Building that Landlord has the right or obligation to perform; (c) To post “for sale” signs at any time during the Term, to post “for rent” or “for lease” signs during the last twelve (12) months of the Term, or during any period while Tenant is in default; (d) To show the Premises to prospective brokers, agents, buyers or persons interested in an exchange, at any time during the Term, or to show the Premises to prospective tenants during the last twelve (12) months of the Term; (e) To repair, maintain or improve the Premises and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent entry to the Premises and to do any other act or thing necessary for the safety or preservation of the Premises; or (f) To discharge Tenant’s obligations hereunder when Tenant has failed to do so in accordance with the terms of this Lease. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising of out Landlord’s entry onto the Premises as provided in this Paragraph 23. Except as expressly provided to the contrary in this Lease, Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this Paragraph 23. Landlord shall reasonably attempt to conduct its activities on the Premises as provided herein in a manner that will minimize the inconvenience, annoyance or disturbance to Tenant. For each of these purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults, safes, or other secure areas (which areas shall be designated by Tenant and approved by Landlord, in Landlord’s reasonable discretion, as “secure areas”). Notwithstanding anything in this Lease to the contrary, Tenant (and not Landlord) shall be fully responsible (at its sole cost and expense) for all repair and maintenance obligations under this Lease with respect to any such secure areas designated by Tenant.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense without any abatement of rent, except as otherwise expressly provided in this Lease. If Tenant shall fail to pay any sum of money to any third party which Tenant is obligated to pay under this Lease or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after notice thereof by Landlord (or such other period as specifically provided herein), Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act on Tenant’s part to be made or performed in this Lease, without liability to Tenant for any loss or damage which might occur to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all sums so paid by Landlord and all necessary incidental costs for making such repairs plus ten percent (10%) for overhead, upon presentation of a bill therefor. Said bill shall include interest on all sums so paid by Landlord and all necessary incidental costs for making such repairs at the Interest Rate, from the date of such payment by Landlord. Tenant covenants to pay any such sums to Landlord upon demand, and Landlord shall have (in addition to all other rights or remedies of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of rent.

24. SUBORDINATION.

Unless otherwise elected by Landlord or any Mortgagee (defined below) with a lien on the Premises or any Ground Lessor (defined below) with respect to the Premises (or any part thereof), this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, or the land upon which the Premises is situated, or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security; provided, however, that as a condition precedent to any subordination of this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust now or hereafter in effect, Landlord shall provide Tenant with a commercially reasonable subordination, non-disturbance and attornment agreement (an “SNDA”) from the Mortgagee or Ground Lessor on such Mortgagee’s or Ground Lessors’ standard form of SNDA, as applicable, with revisions reasonably acceptable to Tenant and such lessor or mortgagee, and Tenant shall execute and return (or provide reasonable revisions to, as applicable) such SNDA to Landlord within ten (10) days after receipt, provided, further that if Tenant provides reasonable revisions to such SNDA rather than providing a fully executed SNDA, then Tenant shall diligently review and approve subsequent drafts of the SNDA. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord and such successor shall recognize this Lease and all of Tenant’s rights hereunder. Tenant covenants and agrees to execute and deliver (or provide reasonable revisions to, as applicable) within ten (10) days after receipt, any commercially reasonable additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust so long as such documents contain the non-disturbance protections required in an SNDA; provided, however, that if Tenant provides reasonable revisions to such additional documents rather than providing fully executed documents, then Tenant shall diligently review and approve subsequent drafts of such additional documents. Landlord shall use commercially reasonable efforts to promptly obtain, at no cost to Tenant, from any existing or future Mortgagees or Ground Lessors a commercially reasonable SNDA on such existing or future Mortgagees or Ground Lessors’ standard form, subject to agreement with Tenant on commercially reasonable non-disturbance provisions in favor of Tenant. Landlord represents and warrants to Tenant that there is no current ground or underlying lease encumbering the Premises as of the date of this Lease.

25. NOTICE.

Any notice, demand, request, consent, approval or communication desired by either party or required to be given, shall be in writing and sent prepaid by commercial overnight courier or prepaid certified first class mail (return receipt requested), addressed as set forth in Subparagraphs 1(b) and 1(c). Either party may change its address by notification to the other party. Notice shall be deemed to be communicated seventy-two (72) hours from the time of mailing (if sent via first class mail), or at the time of service if sent by other than first class mail as provided in this Paragraph 25.

26. WAIVER.

No delay or omission in the exercise of any right or remedy by Landlord or Tenant shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord, including, without limitation, acceptance of the keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

27. LIMITATION OF LIABILITY.

In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord or otherwise pertaining to any obligation of Landlord with respect to the Building:

(a) The liability of Landlord and/or any Landlord Indemnified Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, including any sales or insurance proceeds received by Landlord and/or any Landlord Indemnified Parties in connection with the Building or the Premises Land, provided that any rights that Tenant may have to such sales or insurance proceeds shall be subordinate to any rights Landlord’s lender(s) may have to said proceeds;

(b) No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the entity in question);

(c) No service of process shall be made against any member, partner, officer, director, owner, shareholder or advisor of Landlord (except as may be necessary to secure jurisdiction of the entity in question);

(d) No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be required to answer or otherwise plead to any service of process;

(e) No judgment may be taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord;

(f) Any judgment taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord may be vacated and set aside at any time after the fact;

(g) No writ of execution will ever be levied against the assets of any member, partner, officer, director, owner, shareholder or advisor of Landlord;

(h) The obligations under this Lease do not constitute personal obligations of any individual member, partner, officer, director, owner, shareholder or advisor of Landlord, and Tenant shall not seek recourse against any such persons or entities of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and

(i) These covenants and agreements are enforceable both by Landlord and also by any member, partner, officer, director, owner, shareholder or advisor of Landlord.

Tenant agrees that each of the foregoing provisions shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

Notwithstanding any provision of the Lease to the contrary, in no event shall either Landlord or Tenant be liable to the other party for any lost profits, lost economic opportunities or any form of for any consequential damages, special or punitive damages from any cause whatsoever, except (i) as provided in Paragraph 9 above in the case of a holding over by Tenant more than forty-five (45) days after the expiration of the Term of this Lease and/or (ii) in connection with any breach by Tenant of any of its obligations under this Lease with respect to Hazardous Materials.

28. FORCE MAJEURE.

Except with respect to each parties’ respective obligations with regard to rent and other charges and reimbursements to be paid by such party pursuant to this Lease, Landlord and Tenant shall have no liability whatsoever to the other party on account of (a) the inability or delay of such party in fulfilling any of its obligations under this Lease by reason of strike, other labor trouble, terrorism, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting there from or any other cause, whether similar or dissimilar to the above, beyond such party’s reasonable control; or (b) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others furnishing the Premises with electricity or water, or for any reason, whether similar or dissimilar to the above, beyond Landlord’s reasonable control. If this Lease specifies a time period for performance of an obligation of Landlord or Tenant, that time period shall be extended by the period of any delay in Landlord’s or Tenant’s performance caused by any of the events of force majeure described above; however, the foregoing shall not serve to extend the parties’ obligations with regard to rent and other charges and reimbursements to be paid by such party pursuant to this Lease.

29. PROFESSIONAL FEES.

Notwithstanding anything to the contrary contained in this Lease, with respect to any legal proceedings or actions, if either party places the enforcement of this Lease or any part thereof in the hands of an attorney, or files suit upon the same, in any case, as a result of a default by the other party of its obligations under this Lease beyond the expiration of all applicable cure periods, the prevailing party in any such proceeding or action shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and disbursements, and court costs. As used herein, the term “prevailing party” shall mean the party who substantially prevails in the matter at issue including a party who dismisses an action for recovery hereunder in exchange for payment of sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. The provisions of this Paragraph 29 shall survive the expiration or earlier termination of this Lease.

30. EXAMINATION OF LEASE.

Submission of this instrument for examination or signature by Tenant shall not create a binding agreement between Landlord and Tenant nor shall it constitute a reservation or option to lease on the part of Tenant and this instrument shall not be effective as a lease and shall not create any obligations on the part of Landlord or Tenant until this Lease has been validly executed first by Tenant and second by Landlord, and delivered Tenant.

31. ESTOPPEL CERTIFICATE.

(a) Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement (“Estoppel Certificate”), in a form substantially similar to the form of Exhibit E attached hereto or in such other commercially reasonable form as Landlord’s lender or purchaser may reasonably require, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the nature and date of such modifications), (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 31 may be relied upon by any Mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.

32. RULES AND REGULATIONS.

Provided that Landlord uses commercially reasonable efforts to enforce the same across all tenants of the Project on non-discriminatory basis, Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto and marked Exhibit F, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord; provided, however, that Tenant has been given prior written notice of such modifications and additions. Landlord shall not be responsible to Tenant for the violations or nonperformance by any other tenant or occupant of the Project of any of said Rules and Regulations.

33. LIENS.

Tenant shall, within thirty (30) days after receiving notice of the filing of any mechanic’s lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf or at Tenant’s request, discharge the lien or post a bond equal to the amount of the disputed claim with a bonding company reasonably satisfactory to Landlord. If Tenant posts a bond, it shall contest the validity of the lien with all due diligence. Tenant shall indemnify, defend and hold Landlord harmless from any and all losses and costs incurred by Landlord as a result of any such liens attributable to Tenant. If Tenant does not discharge any lien or post a bond for such lien within such thirty (30) day period, Landlord may discharge such lien at Tenant’s expense and Tenant shall promptly reimburse Landlord for all costs incurred by

Landlord in discharging such lien including, without limitation, attorneys’ fees and costs and interest on all sums expended at the Interest Rate. Tenant shall provide Landlord with not less than ten (10) days written notice of its intention to have work performed at or materials furnished to the Premises so that Landlord may post appropriate notices of non-responsibility. Tenant shall pay upon demand Landlord’s attorneys’ fees and other costs incurred in connection with any request by Tenant for any subordination or clarification of any Landlord lien right arising under this Lease or at law.

34. MISCELLANEOUS PROVISIONS.

(a) Time of Essence. Time is of the essence of each provision of this Lease.

(b) Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Paragraph 19 herein.

(c) Intentionally Deleted.

(d) Commissions. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in Subparagraph 1(k) above. If either party has dealt with any other person or real estate broker with respect to leasing or renting the Premises, the party in breach of this covenant shall be responsible for the payment of any fees due said person or firm and the breaching party shall hold the non-breaching party free and harmless and indemnify and defend the non-breaching party from any liabilities, damages or claims with respect thereto, including reasonable attorney’s fees and costs. Landlord shall be responsible to pay the commissions due to the Broker(s) identified in Subparagraph 1(k) above pursuant to the terms and conditions of a separate agreement with the Broker(s).

(e) Landlord’s Successors. The term “Landlord” in this Lease shall mean only the then current owner of the Premises, and in the event of a transfer of the Premises, such owner shall be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term of this Lease upon each new owner for the duration of such owner’s ownership.

(f) Prior Agreement or Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

(g) Recording. Tenant shall not record this Lease or a short form memorandum thereof without the consent of Landlord. Landlord may record a short form memorandum of this Lease and Tenant shall execute and acknowledge such form if requested to do so by Landlord.

(h) Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect.

(i) No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease and the Premises be and remain that of lessor and lessee.

(j) Interpretation. When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter. “Party” shall mean Landlord or Tenant.

(k) No Light, Air or View Easement. Any diminution or blocking of light, air or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.

(l) Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

(m) Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give simultaneous notice consistent with Paragraph 25 to any beneficiary of a deed of trust, mortgagee, or ground lessor of the Premises of which Tenant has been given notice directions for (“Mortgagee” or Ground Lessor”), and shall offer such Mortgagee or Ground Lessor, a reasonable opportunity to cure the default.

(n) WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.

(i)

Jury Trial Waiver. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS PARAGRAPH 34(n)(i) IS SUBJECT IN ITS ENTIRETY TO PARAGRAPH 34(n)(ii) HEREOF.

(ii)

Reference Provision. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNTIL SUCH TIME (IF AT ALL) AS THE CALIFORNIA LEGISLATURE ENACTS A LAW THAT WOULD RENDER THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF VALID AND ENFORCEABLE OR FOR ANY OTHER REASON A COURT OF COMPETENT JURISDICTION DETERMINES THAT THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF IS VALID AND ENFORCEABLE, THE REFERENCE PROVISION CONTAINED IN EXHIBIT J HERETO SHALL APPLY TO ANY SUIT, ACTION OR PROCEEDING COMMENCED PRIOR TO SUCH TIME IN LIEU OF THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF.

(o) Intentionally Deleted.

(p) Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

(q) Financial Statements. Upon ten (10) business days prior written request from Landlord (which Landlord may make no more often that one (1) time in any calendar year, other than in the event of a default by Tenant during such calendar year or in connection with Landlord’s prospective sale or refinancing of the Building, when such limitation shall not apply), Tenant shall deliver to Landlord a current financial statement of Tenant and any guarantor of this Lease. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Tenant may condition such delivery on Landlord’s execution of a commercially reasonable confidentiality agreement.

(r) Cannabis. Tenant acknowledges and agrees that neither the Premises nor any portion of the Building and/or the Project shall be used by Tenant for the use, growing, producing, processing, storing (short or long term), distributing, transporting, or selling of cannabis, cannabis derivatives, or any cannabis containing substances (“Cannabis”), or any office uses related to the same. Without limiting the foregoing, the prohibitions in this Subparagraph shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both. Notwithstanding anything to the contrary, any failure by Tenant to comply with each of the terms, covenants, conditions and provisions of this Subparagraph shall automatically and without the requirement of any notice be a default that is not subject to cure, and Tenant agrees that upon the occurrence of any such default, Landlord may elect, in its sole discretion, to exercise all of its rights and remedies under this Lease, at law or in equity with respect to such default.

35. TENANT’S ROOFTOP RIGHTS. Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install satellite and communication equipment upon the roof of the Building and use existing fiber optic and television cables presently located in the Building without any representation or warranty by Landlord as to the condition of the same (collectively, the “Rooftop Equipment”) under the following conditions: (i) all plans and specifications for the Rooftop Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Rooftop Equipment are subject to the prior reasonable approval of Landlord; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Rooftop Equipment; (iii) Tenant shall provide evidence to Landlord of insurance coverage for the installation, location, repair, removal, and operation of the Rooftop Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Term of this Lease; (iv) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, or operation of the Rooftop Equipment on the Building; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Rooftop Equipment and appurtenant equipment in accordance with all federal, state and local laws, and ordinances; (vi) no roof penetrations shall be made unless (a) Tenant provides Landlord with thirty (30) days prior written notice of Tenant’s intention to perform such roof penetrations, and (b) Tenant utilizes Landlord’s contractor to perform such roof penetrations, which roof penetrations shall be directed by Landlord in a manner consistent with the roof penetration requirements of comparable institutional owners of comparable Class A industrial buildings in the same market area; (vii) Tenant shall be responsible for any impairment of Landlord’s roof warranty as a result of installation of the Rooftop Equipment; (viii) Tenant shall, at its own expense, promptly repair any damage to the roof resulting from the installation (normal wear and tear excluded) and use of the Rooftop Equipment and appurtenant equipment; and (x) the operation of the Rooftop Equipment shall be for Tenant’s internal use only. Landlord shall grant Tenant access to the roof for such installation, maintenance, repair, and removal of the Rooftop Equipment. Upon the expiration of this Lease, Tenant shall promptly remove the Rooftop Equipment and appurtenant equipment and repair any damage caused by such removal. Notwithstanding the foregoing and except for equipment installed as part of the Base Building Work (and reasonably equivalent replacements thereof), Landlord shall not install and shall not grant third parties any rights to install satellite and communication equipment or other equipment upon the roof of the Building.

36. LEASE EXECUTION.

(a) Authority. If Tenant executes this Lease as a partnership or corporation, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly authorized and existing partnership or corporation, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms. Landlord represents and warrants to Tenant that (i) Landlord is the fee owner of the Premises and the Premises Land, and (ii) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Landlord’s behalf.

(b) Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

TENANT: ROCKET LAB USA, INC. a Delaware corporation		LANDLORD: DOUGLAS PARK ASSOCIATES in, LLC, a Delaware limited liability company

By:	/s/ Adam Spice	By:	SRG Long Beach III, L.P., a California limited partnership
	Name: Adam Spice		Its:	Managing Member
Its: CFO

			By:	Regis Contractors, Inc., a California corporation
				Its:	General Partner
By:
Name:
Its:
			By:	/s/ Larry Lukonish
				Name:	Larry Lukonish
				Its:	Authorized Agent